Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Note: The information contained in this Item includes changes to our segments based on changes made during the three month period ended March 31, 2020 in how the Chief Operating Decision Maker began assessing performance and making resource allocation decisions.  The changes are discussed further in Note 22, “Segment Reporting.”  This Item has not been updated for any other changes since the filing of the 2019 Annual Report on Form 10-K (the “2019 Form 10-K”).  For developments subsequent to the filing of the 2019 Form 10-K, refer to our subsequently filed Current Reports on Form 8-K and our Quarterly Report on Form 10-Q for the three month period ended March 31, 2020.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (Dollars in millions, except per share amounts)

	For the Years Ended December 31,
	2019	2018	2017
Revenues	$2,451.9	$2,689.8	$2,375.4
Cost of sales	1,540.2	1,677.3	1,477.5
Gross Profit	911.7	1,012.5	897.9
Selling and administrative expenses	436.4	434.6	446.2
Amortization of intangible assets	124.3	125.8	118.9
Impairment of other intangible assets	—	—	1.6
Other operating expense, net	75.7	9.1	222.1
Operating Income	275.3	443.0	109.1
Interest expense	88.9	99.6	140.7
Loss on extinguishment of debt	0.2	1.1	84.5
Other income, net	(4.7)	(7.2)	(3.4)
Income (Loss) Before Income Taxes	190.9	349.5	(112.7)
Provision (benefit) for income taxes	31.8	80.1	(131.2)
Net Income	159.1	269.4	18.5
Less: Net income attributable to noncontrolling interests	—	—	0.1
Net Income Attributable to Gardner Denver Holdings, Inc.	$159.1	$269.4	$18.4
Basic earnings per share	$0.78	$1.34	$0.10
Diluted earnings per share	$0.76	$1.29	$0.10

The accompanying notes are an integral part of these consolidated financial statements.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in millions)

	For the Years Ended December 31,
	2019	2018	2017
Comprehensive Income Attributable to Gardner Denver Holdings, Inc.
Net income attributable to Gardner Denver Holdings, Inc.	$159.1	$269.4	$18.4
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments, net	(1.5)	(61.0)	106.0
Unrecognized gains on cash flow hedges, net	7.2	18.1	12.4
Pension and other postretirement prior service cost and gain or loss, net	(6.5)	(4.6)	24.2
Other comprehensive (loss) income, net of tax	(0.8)	(47.5)	142.6
Comprehensive income attributable to Gardner Denver Holdings, Inc.	$158.3	$221.9	$161.0
Comprehensive Income Attributable to Noncontrolling Interests
Net income attributable to noncontrolling interests	$—	$—	$0.1
Other comprehensive income, net of tax	—	—	—
Comprehensive income attributable to noncontrolling interests	$—	$—	$0.1
Total Comprehensive Income	$158.3	$221.9	$161.1

The accompanying notes are an integral part of these consolidated financial statements.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share and per share amounts)

	December 31,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$505.5	$221.2
Accounts receivable, net of allowance for doubtful accounts of $18.4 and $17.4, respectively	459.1	525.4
Inventories	502.5	523.9
Other current assets	76.8	60.7
Total current assets	1,543.9	1,331.2
Property, plant and equipment, net of accumulated depreciation of $298.4 and $250.0, respectively	326.6	356.6
Goodwill	1,287.7	1,289.5
Other intangible assets, net	1,255.0	1,368.4
Deferred tax assets	3.0	1.3
Other assets	212.2	140.1
Total assets	$4,628.4	$4,487.1
Liabilities and Stockholders’ Equity
Current liabilities
Short-term borrowings and current maturities of long-term debt	$7.6	$7.9
Accounts payable	322.9	340.0
Accrued liabilities	244.1	248.5
Total current liabilities	574.6	596.4
Long-term debt, less current maturities	1,603.8	1,664.2
Pensions and other postretirement benefits	99.7	94.8
Deferred income taxes	251.0	265.5
Other liabilities	229.4	190.2
Total liabilities	2,758.5	2,811.1
Commitments and contingencies (Note 20)
Stockholders’ equity
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 206,767,529 and 201,051,291 shares issued as of December 31, 2019 and December 31, 2018, respectively	2.1	2.0
Capital in excess of par value	2,302.0	2,282.7
Accumulated deficit	(141.4)	(308.7)
Accumulated other comprehensive loss	(256.0)	(247.0)
Treasury stock at cost; 1,701,785 and 2,881,436 shares as of December 31, 2019 and 2018, respectively	(36.8)	(53.0)
Total stockholders’ equity	1,869.9	1,676.0
Total liabilities and stockholders’ equity	$4,628.4	$4,487.1

The accompanying notes are an integral part of these consolidated financial statements.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in millions)

	For the Years Ended December 31,
	2019	2018	2017
Number of Common Shares Issued (in millions)
Balance at beginning of period	201.1	198.4	150.6
Common stock issued for initial public offering	—	—	47.5
Issuance of common stock for stock-based compensation plans	5.7	2.7	0.3
Balance at end of period	206.8	201.1	198.4
Common Stock
Balance at beginning of period	$2.0	$2.0	$1.5
Common stock issued for initial public offering	—	—	0.5
Issuance of common stock for stock-based compensation plans	0.1	—	—
Balance at end of period	$2.1	$2.0	$2.0
Capital in Excess of Par Value
Balance at beginning of period	$2,282.7	$2,275.4	$1,222.4
Common stock issued for initial public offering, net of underwritting discounts and commissions	—	—	897.2
Costs related to initial public offering	—	—	(4.6)
Issuance of common stock for stock-based compensation plans	34.5	6.8	0.7
Issuance of treasury stock for stock-based compensation plans	(26.4)	(10.4)	—
Stock-based compensation	11.2	10.9	157.3
Purchase of noncontrolling interest	—	—	2.4
Balance at end of period	$2,302.0	$2,282.7	$2,275.4
Accumulated Deficit
Balance at beginning of period	$(308.7)	$(577.8)	$(596.2)
Net income attributable to Gardner Denver Holdings, Inc.	159.1	269.4	18.4
Cumulative-effect adjustment upon adoption of new accounting standard (ASU 2017-12)	—	(0.3)	—
Cumulative-effect adjustment upon adoption of new accounting standard (ASU 2018-02)	8.2	—	—
Balance at end of period	$(141.4)	$(308.7)	$(577.8)
Accumulated Other Comprehensive Loss
Balance at beginning of period	$(247.0)	$(199.8)	$(342.4)
Foreign currency translation adjustments, net	(1.5)	(61.0)	106.0
Unrecognized gains on cash flow hedges, net	7.2	18.1	12.4
Pension and other postretirement prior service cost and gain or loss, net	(6.5)	(4.6)	24.2
Cumulative-effect adjustment upon adoption of new accounting standard (ASU 2017-12)	—	0.3	—
Cumulative-effect adjustment upon adoption of new accounting standard (ASU 2018-02)	(8.2)	—	—
Balance at end of period	$(256.0)	$(247.0)	$(199.8)
Treasury Stock
Balance at beginning of period	$(53.0)	$(23.0)	$(19.4)
Purchases of treasury stock	(18.6)	(11.5)	(3.6)
Share repurchase program	—	(29.2)	—
Issuance of treasury stock for stock-based compensation plans	34.8	10.7	—
Balance at end of period	$(36.8)	$(53.0)	$(23.0)
Total Gardner Denver Holdings, Inc. Stockholders’ Equity	$1,869.9	$1,676.0	$1,476.8
Noncontrolling Interests
Balance at beginning of period	—	—	$5.9
Net income (loss) attributable to noncontrolling interests	—	—	0.1
Purchase of noncontrolling interest	—	—	(7.6)
Transfer of noncontrolling interest AOCI to consolidated AOCI	—	—	1.6
Balance at end of period	$—	$—	$—
Total Stockholders’ Equity	$1,869.9	$1,676.0	$1,476.8

The accompanying notes are an integral part of these consolidated financial statements.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	For the Years Ended December 31,
	2019	2018	2017
Cash Flows From Operating Activities
Net income	$159.1	$269.4	$18.5
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	124.3	125.8	118.9
Depreciation in cost of sales	44.3	44.8	46.6
Depreciation in selling and administrative expenses	9.5	9.8	8.3
Impairment of other intangible assets	—	—	1.6
Non-cash restructuring charges	3.3	—	—
Stock-based compensation expense	19.2	2.8	175.0
Foreign currency transaction losses (gains), net	8.1	(1.9)	9.3
Net loss (gain) on asset disposition	0.8	(1.1)	0.8
Loss on extinguishment of debt	0.2	1.1	84.5
Non-cash change in LIFO reserve	0.2	0.2	2.6
Deferred income taxes	(21.3)	4.0	(249.0)
Changes in assets and liabilities
Receivables	54.7	13.2	(65.7)
Inventories	18.7	(13.0)	(22.7)
Accounts payable	(9.2)	69.6	39.9
Accrued liabilities	(26.1)	(38.9)	(24.8)
Other assets and liabilities, net	(42.5)	(41.3)	56.7
Net cash provided by operating activities	343.3	444.5	200.5
Cash Flows From Investing Activities
Capital expenditures	(43.2)	(52.2)	(56.8)
Net cash paid in business combinations	(12.0)	(186.3)	(18.8)
Proceeds from the termination of derivatives	—	—	6.2
Disposals of property, plant and equipment	0.9	3.5	8.6
Net cash used in investing activities	(54.3)	(235.0)	(60.8)
Cash Flows From Financing Activities
Principal payments on long-term debt	(32.8)	(337.6)	(2,879.3)
Premium paid on extinguishment of senior notes	—	—	(29.7)
Proceeds from long-term debt	—	—	2,010.7
Proceeds from the issuance of common stock, net of share issuance costs	—	—	893.6
Purchases of treasury stock	(18.6)	(40.7)	(3.6)
Proceeds from stock option exercises	42.7	6.8	—
Payments of contingent consideration	(2.3)	(1.4)	—
Payments of debt issuance costs	(0.5)	—	(4.1)
Purchase of shares from noncontrolling interests	—	—	(5.2)
Other	—	(0.1)	0.2
Net cash used in financing activities	(11.5)	(373.0)	(17.4)
Effect of exchange rate changes on cash and cash equivalents	6.8	(8.6)	15.2
Increase (decrease) in cash and cash equivalents	284.3	(172.1)	137.5
Cash and cash equivalents, beginning of year	221.2	393.3	255.8
Cash and cash equivalents, end of year	$505.5	$221.2	$393.3

Supplemental Cash Flow Information
Cash paid for income taxes	$61.6	$103.1	$55.5
Cash paid for interest	$85.6	$98.5	$142.5
Debt issuance costs in accounts payable	$0.3	$—	$—
Debt issuance costs in accrued liabilities	$5.6	$—	$—
Capital expenditures in accounts payable	$4.8	$10.0	$6.5
Property and equipment acquired under capital leases	$—	$—	$7.8

The accompanying notes are an integral part of these consolidated financial statements.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in millions, except share and per share amounts)

Note 1:	Summary of Significant Accounting Policies

Overview and Basis of Presentation

Gardner Denver Holdings, Inc. is a holding company whose operating subsidiaries are Gardner Denver, Inc. (“GDI”) and certain of GDI’s subsidiaries. GDI is a diversified, global manufacturer of highly engineered, application-critical flow control products and provider of related aftermarket parts and services.  The accompanying consolidated financial statements include the accounts of Gardner Denver Holdings, Inc. and its majority-owned subsidiaries (collectively referred to herein as “Gardner Denver” or the “Company”).

In May 2017, the Company sold a total of 47,495,000 shares of common stock in an initial public offering of shares of common stock.  On November 15, 2017, May 2, 2018 and October 31, 2018, the Company completed secondary offerings of 25,300,000 shares, 30,533,478 and 20,000,000 shares, respectively, of common stock held by affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”).  As a result of the secondary offerings, the Company is no longer considered a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”).  KKR owns 70,671,135 shares of common stock, or approximately 34% of the total outstanding common stock based on the number of shares outstanding as of December 31, 2019.

Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The Company regularly evaluates the estimates and assumptions related to the allowance for doubtful accounts, inventory valuation, warranty reserves, fair value of stock-based awards, goodwill, intangible asset, and long-lived asset valuations, employee benefit plan liabilities, over time revenue recognition, income tax liabilities and deferred tax assets and related valuation allowances, uncertain tax positions, restructuring reserves, and litigation and other loss contingencies. Actual results could differ materially and adversely from those estimates and assumptions, and such results could affect the Company’s consolidated net income, financial position or cash flows.

Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries, where the functional currency is not the U.S. Dollar (“USD”), are translated at the exchange rate in effect at the balance sheet date, while revenues and expenses are translated at average rates prevailing during the year. Adjustments resulting from the translation of the assets and liabilities of foreign operations into USD are excluded from the determination of net income (loss), and are reported in accumulated other comprehensive (loss) income, a separate component of stockholders’ equity and included as a component of other comprehensive (loss) income. Assets and liabilities of subsidiaries that are denominated in currencies other than the subsidiaries’ functional currency are remeasured into the functional currency using end of period exchange rates, or historical rates for certain balances, where applicable. Gains and losses related to these remeasurements are recorded within the Consolidated Statements of Operations as a component of “Other operating expense, net.”

Revenue Recognition

On January 1, 2018, the Company adopted the Financial Accounting Standards Board (“FASB”) ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”).  The Company adopted the guidance using a modified retrospective approach.  Results for the years ended December 31, 2019 and 2018 were recorded under ASC 606 in the Consolidated Statements of Operations.  The results in the Consolidated Statements of Operations for the year ended December 31, 2017 were not adjusted from ASC 605, Revenue Recognition (“ASC 605”).  See Note 14 “Revenue from Contracts with Customers” for more discussion of the adoption of ASC 606 and the related significant accounting policies.

Leases

On January 1, 2019, the Company adopted FASB ASU 2016-02, Leases (Topic 842) (“ASC 842”) utilizing the optional transition method.  The guidance required the Company to recognize right-of-use lease assets and lease liabilities on the balance sheet for those leases classified as operating leases.  The Consolidated Balance Sheet as of December 31, 2019 reflects the adoption of ASC 842.  The Consolidated Balance Sheet as of December 31, 2018 was not adjusted from ASC 840, Leases (“ASC 840”).  See Note 16 “Leases” for further discussion of the Company’s operating and financing leases.

Cost of Sales

Cost of sales includes the costs the Company incurs, including purchased materials, labor and overhead related to manufactured products and aftermarket parts sold during a period. Depreciation related to manufacturing equipment and facilities is included in cost of sales. Purchased materials represent the majority of costs of sales, with steel, aluminum, copper and partially finished castings representing the most significant materials inputs.  Cost of sales for services includes the direct costs the Company incurs, including direct labor, parts and other overhead costs including depreciation of equipment and facilities to deliver repair, maintenance and other field services to the Company’s customers.

Selling and Administrative Expenses

Selling and administrative expenses consist of (i) employee related salary, stock-based compensation expense, benefits and other expenses for selling, administrative functions and other activities not associated with the manufacture of products or delivery of services to customers; (ii) the costs of marketing and direct costs of selling products and services to customers including internal and external sales commissions; (iii) facilities costs including office rent, maintenance, depreciation and insurance for selling and administrative activities; (iv) research and development expenditures; (v) professional and consultant fees; and (vi) KKR fees and expenses; (vii) expenses related to the Company’s public stock offerings and to establish public company reporting compliance; and (viii) other miscellaneous expenses.

Cash and Cash Equivalents

Cash and cash equivalents are highly liquid investments primarily consisting of demand deposits and have original maturities of three months or less. Accordingly, the carrying amount of such instruments is considered a reasonable estimate of fair value. As of December 31, 2019 and 2018, cash of $3.4 million and $3.4 million, respectively, was pledged to financial institutions as collateral to support the issuance of standby letters of credit and similar instruments on behalf of the Company.

Accounts Receivable

Trade accounts receivable consist of amounts owed for products shipped to or services performed for customers. Reviews of customers’ creditworthiness are performed prior to order acceptance or order shipment.

Trade accounts receivable are recorded at net realizable value. This value includes an appropriate allowance for doubtful accounts for estimated losses that may result from the Company’s inability to fully collect amounts due from its customers. The allowance is determined based on a combination of factors, including the length of time that the trade receivables are past due, history of write-offs, and the Company’s knowledge of circumstances relating to specific customers’ ability to meet their financial obligations.

Inventories

Inventories, which consist primarily of raw materials and finished goods, are carried at the lower of cost or net realizable value. Fixed manufacturing overhead is allocated to the cost of inventory based on the normal capacity of production facilities. Unallocated overhead during periods of abnormally low production levels is recognized as cost of sales in the period in which it is incurred.

Property, Plant and Equipment

Property, plant and equipment includes the historical cost of land, buildings, equipment, and significant improvements to existing plant and equipment or in the case of acquisitions, a fair market value of assets at the time of acquisition. Repair and maintenance costs that do not extend the useful life of an asset are recorded as an expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are generally as follows: buildings — 10 to 30 years; machinery and equipment — 7 to 10 years; office furniture and equipment — 3 to 10 years; and tooling, dies, patterns, etc. — 3 to 5 years.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired, liabilities assumed, and non-controlling interests, if any. Intangible assets, including goodwill, are assigned to the Company’s reporting units based upon their fair value at the time of acquisition. Goodwill and indefinite-lived intangibles such as trademarks are not subject to amortization but are assessed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired or that there is a probable reduction in the fair value of a reporting unit below its aggregate carrying value.

The Company tests goodwill for impairment annually in the fourth quarter of each year using data as of October 1 of that year and whenever events or changes in circumstances indicate the carrying value may not be recoverable. The impairment test consists of comparing the fair value of the reporting unit to the carrying value of the reporting unit. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; provided, the loss recognized cannot exceed the total amount of goodwill allocated to the reporting unit. If applicable, the Company considers income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss. The Company determined fair values for each of the reporting units using a combination of the income and market multiple approaches which are weighted 75% and 25%, respectively.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company uses its internal forecasts to estimate future cash flows and includes an estimate of long-term future growth rates based on its most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in the Company’s forecasts. The Company derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to its reporting units to estimate the cost of equity financing. The Company uses discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in its internally developed forecasts.  Under the market approach, the Company applies performance multiples from comparable public companies, adjusted for relative risk, profitability, and growth considerations, to the reporting units to estimate fair value.

The Company tests intangible assets with indefinite lives annually for impairment using a relief from royalty discounted cash flow fair value model. The quantitative impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The relief from royalty method requires the Company to estimate forecasted revenues and determine appropriate discount rates, royalty rates, and terminal growth rates.

See Note 8 “Goodwill and Other Intangible Assets” for additional information related to impairment testing for goodwill and other intangible assets.

Long-Lived Assets Including Intangible Assets With Finite Useful Lives

Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives, which vary depending on the type of intangible assets. The estimated useful lives are as follows: customer lists and relationships — 11-13 years, acquired technology — 12-25 years, certain trademarks — 10-20 years, and other intangibles — 1-5 years.

The Company reviews long-lived assets, including identified intangible assets with finite useful lives and subject to amortization for impairment, whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. Such events and circumstances include the occurrence of an adverse change in the market involving the business employing the related long-lived assets or a situation in which it is more likely than not that the Company will dispose of such assets. If the comparison indicates that there is impairment, the impairment loss to be recognized as a non-cash charge to earnings is measured by the amount by which the carrying amount of the assets exceeds their fair value and the impaired assets are written down to their fair value or, if fair value is not readily determinable, to an estimated fair value based on discounted expected future cash flows. Assets to be disposed are reported at the lower of the carrying amount or fair value, less costs to dispose.

Warranty Reserves

Most of the Company’s product sales are covered by warranty provisions that generally provide for the repair or replacement of qualifying defective items for a specified period after the time of sale, typically 12 months. The Company establishes reserves for estimated product warranty costs at the time revenue is recognized based upon historical warranty experience and additionally for any known product warranty issues. The Company’s warranty obligation has been and may in the future be affected by product failure rates, repair or field replacement costs, and additional costs incurred in correcting any product failure.

Stock-Based Compensation

Stock-based compensation is measured for all stock-based equity awards made to employees and non-employee directors based on the estimated fair value as of the grant date. The determination of the fair values of stock-based awards at the grant date requires judgment, including estimating the expected term of the relevant stock-based payment awards and the expected volatility of the Company’s stock.  The fair value of each stock option grant under the stock-based compensation plans is estimated on the date of grant or modification using the Black-Scholes-Merton option-pricing model. The expected stock volatility assumption was based on an average of the historical volatility of certain of the Company’s competitors’ stocks over the expected term of the stock options.  Forfeitures of stock options are accounted for as they occur.  Restricted stock units are valued at the share price on the date of grant.

In 2017, deferred stock units were granted and their respective fair values were estimated on the date of grant or modification using the Finnerty discount for lack of marketability pricing model.  The discount for lack of marketability is commensurate with the period of sale restrictions related to the Company’s initial public offering.

See Note 17 “Stock-Based Compensation Plans” for additional information regarding the Company’s equity compensation plans.

Pension and Other Postretirement Benefits

The Company sponsors a number of pension plans and other postretirement benefit plans worldwide. The calculation of the pension and other postretirement benefit obligations and net periodic benefit cost under these plans requires the use of actuarial valuation methods and assumptions. These assumptions include the discount rates used to value the projected benefit obligations, future rate of compensation increases, expected rates of return on plan assets and expected healthcare cost trend rates. The discount rates selected to measure the present value of the Company’s benefit obligations as of December 31, 2019 and 2018 were derived by examining the rates of high-quality, fixed income securities whose cash flows or duration match the timing and amount of expected benefit payments under the plans. In accordance with GAAP, actual results that differ from the Company’s assumptions are recorded in accumulated other comprehensive income (loss) and amortized through net periodic benefit cost over future periods. While management believes that the assumptions are appropriate, differences in actual experience or changes in assumptions may affect the Company’s pension and other postretirement benefit obligations and future net periodic benefit cost.

See Note 11 “Benefit Plans” for disclosures related to Gardner Denver’s benefit plans, including quantitative disclosures reflecting the impact that changes in certain assumptions would have on service and interest costs and benefit obligations.

Income Taxes

The Company has determined income tax expense and other deferred income tax information based on the asset and liability method. Deferred income taxes are provided on temporary differences between assets and liabilities for financial and tax reporting purposes as measured by enacted tax rates expected to apply when temporary differences are settled or realized. A valuation allowance is established for the portion of deferred tax assets for which it is not more likely than not that a tax benefit will be realized.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. The Company believes that its income tax liabilities, including related interest, are adequate in relation to the potential for additional tax assessments. There is a risk, however, that the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in income tax expense and, therefore, could have a material impact on the Company’s tax provision, net income, and cash flows. The Company reviews its liabilities quarterly, and may adjust such liabilities due to proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, negotiations between tax authorities of different countries concerning transfer prices, the resolution of audits, or the expiration of statutes of limitations. Adjustments are most likely to occur in the year during which major audits are closed.

On December 22, 2017, the Tax Act was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others.  The Company was required to recognize the effect of the Tax Act in the period of enactment.  This included the determination of the transition tax, remeasurement of the Company’s U.S. deferred tax assets and liabilities as well as the reassessment of the net realizability of the Company’s deferred tax assets and liabilities.  In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Job Act (“SAB 118”), which allowed the Company to record provisional amounts during a measurement period not to extend more than one year subsequent to the enactment date. As a result, the Company previously provided a provisional estimate of the effect of the Tax Act in its financial statements for 2017 and through the first nine months of 2018.  In the fourth quarter of 2018, the Company completed its accounting for all of the enactment-date income tax effects of the Tax Act and increased the total benefit taken in 2017 of $95.3 million to $96.5 million.  Due to the Tax Act, the total U.S. deferred changed from a tax benefit of $89.6 million in 2017 to $74.5 million in 2018, with a 2018 measurement-period adjustment of $15.1 million. The ASC 740-30 (formally APB 23) liability reduction, relating to the permanently reinvested earnings in foreign subsidiaries assertion, changed from a tax benefit of $69.0 million in 2017 to $72.5 million in 2018, with a 2018 measurement-period adjustment of $3.5 million due to the policy change that occurred in 2018. The provisional one-time transition tax of $63.3 million in 2017 decreased to $50.5 million in 2018, with a 2018 measurement-period adjustment of $12.8 million. The total $1.2 million benefit had a (0.3)% impact to the overall rate in 2018.

The Tax Act creates a new requirement that certain income (i.e., Global intangible low taxed income (“GILTI”)) earned by controlled foreign corporations (“CFC”) must be included currently in the gross income of the CFCs’ U.S. shareholder. GILTI is the excess of the shareholder’s “net CFC tested income” over the net deemed tangible income return, which is currently defined as the excess of (1) 10% of the aggregate of the U.S. shareholder’s pro rata share of the qualified business asset investment of each CFC with respect to which it is a U.S. shareholder over (2) the amount of certain interest expense taken into account in the determination of net CFC-tested income.

Under U.S. GAAP, the Company is allowed to make an accounting policy choice of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into a company’s measurement of its deferred taxes (the “deferred method”). The Company has determined that it will follow the period cost method (option 1 above) going forward.  The tax provision for the year ended December 31, 2019 reflects this decision.  All of the additional calculations and rule changes found in the Tax Act have been considered in the tax provision for the year ended December 31, 2019. The Company recorded a tax expense of $2.0 million in 2019 for the GILTI provisions of the Tax Act that were effective for the first time during 2018.

Research and Development

For the years ended December 31, 2019, 2018 and 2017, the Company spent approximately $25 million, $24 million and $26 million, respectively, on research activities relating to the development of new products and new product applications. All such expenditures were funded by the Company, expensed as incurred and recorded to “Selling and administrative expenses” in the Consolidated Statements of Operations.

Derivative Financial Instruments

All derivative financial instruments are reported on the balance sheet at fair value. For derivative instruments that are not designated as hedges, any gain or loss on the derivatives is recognized in earnings in the current period. A derivative instrument may be designated as a hedge of the exposure to: (1) changes in the fair value of an asset, liability, or firm commitment, or (2) variability in expected future cash flows, if the hedging relationship is expected to be highly effective in offsetting changes in fair value or cash flows attributable to the hedged risk during the period of designation or as a hedge of a net investment in a foreign operation. If a derivative is designated as a fair value hedge, the gain or loss on the derivative and the offsetting loss or gain on the hedged asset, liability, or firm commitment are recognized in earnings. For derivative instruments designated as a cash flow hedge or an eligible net investment in a foreign operation, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income and reclassified to earnings in the same period that the hedged transaction affects earnings. The ineffective portion of the gain or loss is immediately recognized in earnings. Gains or losses on derivative instruments recognized in earnings are reported in the same line item as the associated hedged transaction in the Consolidated Statements of Operations.

Hedge accounting is discontinued prospectively when (1) it is determined that a derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative is sold, terminated, or exercised; (3) the hedged item no longer meets the definition of a firm commitment; or (4) it is unlikely that a forecasted transaction will occur within two months of the originally specified time period.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative continues to be carried on the balance sheet at its fair value, and the changes in the fair value of the hedged asset or liability is recorded to the Consolidated Statements of Operations. When cash flow hedge accounting is discontinued because the derivative is sold, terminated, or exercised, the net gain or loss remains in accumulated other comprehensive income and is reclassified into earnings in the same period that the hedged transaction affects earnings or until it becomes unlikely that a hedged forecasted transaction will occur within two months of the originally scheduled time period. When hedge accounting is discontinued because a hedged item no longer meets the definition of a firm commitment, the derivative continues to be carried on the Consolidated Balance Sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment is removed from the balance sheet and recognized as a gain or loss currently in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur within two months of the originally specified time period, the derivative continues to be carried on the balance sheet at its fair value, and gains and losses reported in accumulated other comprehensive income are recognized immediately in the Consolidated Statements of Operations.

Comprehensive Income

The Company’s comprehensive income consists of net income and other comprehensive income (loss), consisting of (i) unrealized foreign currency net gains and losses on the translation of the assets and liabilities of its foreign operations; (ii) realized and unrealized foreign currency gains and losses on intercompany notes of a long-term nature and hedges of net investments in foreign operations, net of income taxes; (iii) unrealized gains and losses on cash flow hedges (consisting of interest rate swaps), net of income taxes; and (iv) pension and other postretirement prior service cost and actuarial gains or losses, net of income taxes. See Note 13 “Accumulated Other Comprehensive (Loss) Income.”

Restructuring Charges

The Company incurs costs in connection with the closure and consolidation of facilities and other actions. Such costs include employee termination benefits (one-time arrangements and benefits attributable to prior service), termination of contractual obligations, non-cash asset charges and other direct incremental costs.

A liability is established through a charge to operations for (i) one-time employee termination benefits when management commits to a plan of termination; (ii) employee termination benefits that accumulate or vest based on prior service when it becomes probable that such termination benefits will be paid and the amount of the payment can be reasonably estimated; and (iii) contract termination costs when the contract is terminated or the Company becomes contractually obligated to make such payment. Other direct incremental costs are charged to operations as incurred.

Charges recorded in connection with restructuring plans are included in “Other operating expense, net” in the Consolidated Statements of Operations.

Business Combinations

The Company accounts for business combinations by applying the acquisition method. The Company’s consolidated financial statements include the operating results of acquired entities from the respective dates of acquisition. The Company recognizes and measures the identifiable assets acquired, liabilities assumed, and any non-controlling interest as of the acquisition date at fair value. The excess, if any, of total consideration transferred in a business combination over the fair value of identifiable assets acquired, liabilities assumed, and any non-controlling interest is recognized as goodwill in the Consolidated Balance Sheets. Costs incurred by the Company to effect a business combination other than costs related to the issuance of debt or equity securities are included in the Consolidated Statements of Operations in the period the costs are incurred.

Earnings per Share

The calculation of earnings per share (“EPS”) is based on the weighted-average number of the Company’s shares outstanding for the applicable period. The calculation of diluted earnings per share reflects the effect of all dilutive potential shares that were outstanding during the respective periods, unless the effect of doing so is antidilutive. The Company uses the treasury stock method to calculate the effect of outstanding share-based compensation awards.

Note 2:	New Accounting Standards

Adopted Accounting Standard Updates (“ASU”)

ASU 2016-02, Leases (Topic 842)

On January 1, 2019, the Company adopted FASB ASU 2016-02, Leases (Topic 842) (“ASC 842”) utilizing the optional transition method.  The amendments in this update replaced most of the existing GAAP lease accounting guidance in order to increase transparency and comparability among organizations by recognizing right-of-use lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current GAAP.  The amendments also expanded disclosure requirements for key information about leasing arrangements.  The Company elected the package of practical expedients in transition for leases that commenced prior to January 1, 2019 whereby these contracts were not reassessed or reclassified from their previous assessment as of December 31, 2018.  The Company updated its internal lease accounting policy to address the new standard, revised the Company’s business processes and controls and completed the implementation and data input for the Company’s lease accounting software solution.  The most significant impact of the standard on the Company was the recognition of an approximate $61.3 million operating right of use (“ROU”) asset and an approximate $61.4 million operating lease liability on the Consolidated Balance Sheet.  The standard did not have a material impact on the Company’s Consolidated Statements of Operations or the Company’s Consolidated Statements of Cash Flows.  See Note 16 “Leases” for further discussion of the Company’s operating and financing leases.

ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220) – Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

On January 1, 2019, the Company adopted FASB ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220) – Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). The standard allowed a reclassification from accumulated other comprehensive (loss) income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act as of January 1, 2019.  The Company recorded a cumulative-effect adjustment on the adoption date decreasing “Accumulated deficit” in the Consolidated Balance Sheets by $8.2 million and increasing “Accumulated other comprehensive loss” in the Consolidated Balance Sheets by $8.2 million.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions and amending and clarifying existing guidance. The guidance is effective for public companies beginning with the annual report for fiscal year 2020. Early adoption is permitted. The Company is currently assessing the impact of this ASU on its consolidated financial statements and evaluating the timing of adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update eliminate, add and modify certain disclosure requirements for fair value measurements as part of its disclosure framework project. The guidance is effective for public companies beginning in the first quarter of 2020.  This ASU will have an immaterial impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-14, Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. The amendments in this eliminate, add and modify certain disclosure requirements for defined benefit pension plans. The guidance is effective for public companies beginning with its annual report for fiscal year 2020.  This ASU will have an immaterial impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40); Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update require implementation costs incurred by customers in cloud computing arrangements (i.e., hosting arrangements) to be capitalized under the same premises of authoritative guidance for internal-use software, and deferred over the noncancellable term of the cloud computing arrangement plus any option renewal periods that are reasonably certain to be exercised by the customer or for which the exercise is controlled by the service provider. The Company is required to adopt this new guidance in the first quarter of 2020.  The Company concluded that this ASU will have an immaterial impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which adds an impairment model that is based on expected losses rather than incurred losses and is called the Current Expected Credit Losses (“CECL”) model.  This impairment model is applicable to loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables as well as any other financial asset with the contractual right to receive cash.  Under the new model, an allowance equal to the estimate of lifetime expected credit losses is recognized which will result in more timely loss recognition.  The guidance is intended to reduce complexity by decreasing the number of credit impairment models.  This guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings in the period of adoption.  The Company is required to adopt this new guidance in the first quarter of 2020.  The Company reviewed the impact of this ASU on its consolidated financial statements and concluded that any cumulative-effect adjustment would be immaterial.

Note 3:	Business Combinations

The Company acquired seven businesses during the three years ended December 31, 2019. Proforma information has not been provided as the acquisitions did not have a material impact on the Company’s Consolidated Statements of Operations individually or in the aggregate.

Acquisition of Air Compressors and Blowers North Limited

On August 19, 2019, the Company acquired Air Compressors and Blowers North Limited (“ACBN”), a provider of vacuum pumps, blowers and compressors. The Company acquired certain assets of ACBN for total consideration of $7.0 million, which consisted of cash payments of $5.9 million and a $1.1 million deferred payment. The deferred payment is expected to be paid by the end of the first quarter of 2021 and is recorded in “Other liabilities” in the Consolidated Balance Sheets. The revenues and operating income of ACBN are included in the Company’s consolidated financial statements from the acquisition date and are included in the Industrial Technologies and Services segment.  None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of Oina VV AB

On July 3, 2019, the Company acquired Oina VV AB (“Oina”) which specializes in customized pump solutions for liquid handling processes for use in medical, process and industrial applications. The Company acquired all of the assets and assumed certain liabilities of Oina for total consideration, net of cash acquired, of $10.0 million, which consisted of cash payments of $5.6 million, a $1.6 million holdback, and up to $2.8 million in contingent earn-out provisions. The $1.6 million holdback is expected to be paid by the end of the first quarter of 2021 and is recorded in “Other liabilities” in the Consolidated Balance Sheets.  The revenues and operating income of Oina are included in the Company’s consolidated financial statements from the acquisition date and are included in the Precision and Science Technologies segment. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of MP Pumps, Inc.

On December 12, 2018, the Company acquired MP Pumps, Inc. (“MP Pumps”), a leading manufacturer of specialty industrial pumps and associated aftermarket parts. The Company acquired all of the assets and assumed certain liabilities of MP Pumps for total consideration, net of cash acquired, of $58.5 million, which consisted of cash payments of $57.8 million and a $0.7 million holdback.  Purchase price adjustments reduced the holdback to $0.5 million and it was paid in the first quarter of 2019 and recorded in “Net cash paid in business combinations” in the Consolidated Statements of Cash Flows. The revenues and operating income of MP Pumps are included in the Company’s consolidated financial statements from the acquisition date and are included in the Precision and Science Technologies segment. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of DV Systems, Inc.

On November 2, 2018, the Company acquired DV Systems, Inc. (“DV Systems”), a leading manufacturer of rotary screws and piston compressors and associated aftermarket parts. The Company acquired all of the assets and assumed certain liabilities of DV Systems for total consideration, net of cash acquired, of $16.1 million, which consisted of cash payments of $14.8 million and a $1.3 million holdback. Purchase price adjustments increased the holdback to $1.4 million of which $0.3 million was paid in the fourth quarter of 2019 and recorded in “Payments of contingent consideration” in the Consolidated Statements of Cash Flows.  Of the $1.1 million holdback, $0.6 million is expected to be paid by the end of the first quarter of 2020 and $0.5 million is expected to be paid by the end the fourth quarter of 2020. The remaining $1.1 million holdback is recorded in “Accrued liabilities”. The revenues and operating income of DV Systems are included in the Company’s consolidated financial statements from the acquisition date and are included in the Industrial Technologies and Services segment. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of PMI Pump Parts

On May 29, 2018, the Company acquired PMI Pump Parts (“PMI”), a leading manufacturer of plungers and other well service pump consumable products. The Company acquired all of the assets and assumed certain liabilities of PMI for total consideration, net of cash acquired, of $21.0 million, which consisted of cash payments of $18.8 million, a $2.0 million promissory note and a $0.2 million holdback. The $0.2 million holdback and $1.0 million of the promissory note were paid in the fourth quarter of 2018. The remaining $1.0 million of the promissory note was paid in the second quarter of 2019 and recorded in “Payments of contingent consideration” in the Consolidated Statements of Cash Flows. The revenues and operating income of PMI are included in the Company’s consolidated financial statements from the acquisition date and are included in the High Pressure Solutions segment.  None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of Runtech Systems Oy

On February 8, 2018, the Company acquired 100% of the stock of Runtech Systems Oy (“Runtech”), a leading global manufacturer of turbo vacuum technology systems and optimization solutions for industrial applications. The Company acquired all of the assets and assumed certain liabilities of Runtech for total cash consideration of $94.9 million, net of cash acquired. The revenues and operating income of Runtech are included in the Company’s consolidated financial statements from the acquisition date and are included in the Industrial Technologies and Services segment. The purchase price allocation resulted in the recording of $63.6 million of goodwill and $31.3 million of amortizable intangible assets as of the acquisition date. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of LeROI Compressors

On June 5, 2017, the Company acquired 100% of the stock of LeROI Compressors (“LeROI”), a leading North American manufacturer of gas compression equipment and solutions for vapor recovery, biogas and other process and industrial applications.  The Company acquired all of the assets and assumed certain liabilities of LeROI for total cash consideration of $20.4 million, net of cash acquired.  Included in the cash consideration was an indemnity holdback of $1.9 million.  During 2018, the holdback was adjusted to $1.7 million for repairs and further reduced by a $0.2 million payment made in the fourth quarter of 2018.  The holdback payment was recorded in “Payments of contingent consideration” in the Consolidated Statements of Cash Flows. Of the $1.5 million holdback, $1.0 million was paid in the second quarter of 2019 and $0.5 million is expected to be paid by the end of the second quarter of 2021. The remaining $0.5 million holdback is recorded in “Other liabilities.” The revenues and operating income of LeROI are included in the Company’s consolidated financial statements from the acquisition date and are included in the Industrial Technologies and Services segment.  None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of the Non-Controlling Interest in Tamrotor Kompressorit Oy

On March 3, 2017, the Company acquired the remaining 49% non-controlling interest of Tamrotor Kompressorit Oy (“Tamrotor”), a distributor of the Company’s Industrial Technologies and Services segment air compression products.  The Company acquired the remaining interest in Tamrotor for total cash consideration of $5.2 million, consisting entirely of payments to the former shareholders.  Included in the cash consideration was a holdback of $0.5 million that was paid in the third quarter of 2017.

Acquisition Revenues and Operating Income

The revenue included in the financial statements for these acquisitions subsequent to their acquisition date was $137.6 million, $96.2 million and $13.9 million for the years ended December 31, 2019, 2018 and 2017, respectively.  For the years ended December 31, 2019, 2018 and 2017, operating income included in the financial statements for the acquisitions described above, subsequent to their date of acquisition was $19.1 million, $8.3 million and $1.4 million, respectively.

Transaction with Ingersoll Rand

On April 30, 2019, the Company entered into a definitive agreement with Ingersoll-Rand plc (“Ingersoll Rand”) pursuant to which Ingersoll Rand will separate its Industrial segment (“Ingersoll Rand Industrial”) and then combine it with the Company (the “Merger Agreement”). The transaction is expected to close during early 2020 and will be effected through a “Reverse Morris Trust” transaction pursuant to which Ingersoll Rand Industrial is expected to be spun-off to Ingersoll Rand’s shareholders and simultaneously merged with and surviving as a wholly-owned subsidiary of Gardner Denver (the “Merger”). Under the terms of the Merger Agreement, which has been unanimously approved by the Boards of Directors of Ingersoll Rand and the Company, at the time of close, Ingersoll Rand will receive $1.9 billion in cash from Ingersoll Rand Industrial that will be funded by newly-issued debt assumed by the Company in the Merger. Upon close of the transaction, existing Ingersoll Rand shareholders will receive 50.1% of the shares of the Company on a fully diluted basis.

Note 4:	Restructuring

Restructuring Programs 2014 to 2016

The Company announced restructuring programs in 2014 and 2016 impacting the Industrial Technologies and Services, Precision and Science Technologies and High Pressure Solutions segments.  These programs were substantially completed as of December 31, 2017. Through December 31, 2017, $48.0 million had been charged to expense through “Other operating expense, net” in the Consolidated Statements of Operations ($43.9 million for Industrial Technologies and Services, $3.2 million for Precision and Science Technologies and $0.9 million for High Pressure Solutions).  The Company does not anticipate any material future expense related to these restructuring programs and any remaining liabilities will be paid as contractually obligated.

As of December 31, 2018, a restructuring reserve of $1.3 million related to these programs was included in “Accrued liabilities” and a restructuring reserve of $0.1 million was included in “Other liabilities” in the Consolidated Balance Sheets.  As of December 31, 2019, there were no remaining restructuring reserves related to these programs in the Consolidated Balance Sheets.

Restructuring Program 2018 to 2019

In the third quarter of 2018, the Company announced a restructuring program that primarily involved workforce reductions and facility consolidation. This restructuring program was substantially completed as of December 31, 2019.  Through December 31, 2019, $26.5 million was charged to expense through ‘‘Other operating expense, net’’ in the Consolidated Statements of Operations ($19.5 million for Industrial Technologies and Services, $3.4 million for High Pressure Solutions, $2.5 million for Precision Science and Technologies and $1.1 million for Corporate).  Additionally, $3.3 million of non-cash asset write-offs in the High Pressure Solutions segment were charged to expense through ‘‘Other operating expense, net’’ in the Consolidated Statements of Operations.  The Company does not anticipate any material future expense related to this restructuring program and any remaining liabilities will be paid as contractually obligated.

The following table summarizes the activity associated with the Company’s restructuring programs for the years ended December 31, 2018 and 2019, respectively.

Balance as of December 31, 2017	$—
Charged to expense - termination benefits	11.5
Charged to expense - other	1.2
Payments	(4.1)
Other, net	0.2
Balance as of December 31, 2018	$8.8
Charged to expense - termination benefits	10.8
Charged to expense - other	3.0
Payments	(17.8)
Other, net	0.2
Balance as of December 31, 2019	$5.0

The restructuring reserve related to these programs was $5.0 million and $8.8 million as of December 31, 2019 and 2018, respectively, and recorded in “Accrued liabilities” in the Consolidated Balance Sheets.

Note 5:  Allowance for Doubtful Accounts

The allowance for doubtful trade accounts receivable for the years ended December 31, 2019, 2018 and 2017 consisted of the following.

	2019	2018	2017
Balance at beginning of the period	$17.4	$18.7	$18.7
Provision charged to expense	3.6	1.8	3.5
Write-offs, net of recoveries	(2.4)	(2.2)	(4.8)
Charged to other accounts(1)	(0.2)	(0.9)	1.3
Balance at end of the period	$18.4	$17.4	$18.7

(1)	Primarily includes the effect of foreign currency translation adjustments for the Company’s subsidiaries with functional currencies other than the USD.

Note 6:  Inventories

Inventories as of December 31, 2019 and 2018 consisted of the following.

	2019	2018
Raw materials, including parts and subassemblies	$370.5	$369.2
Work-in-process	47.6	58.1
Finished goods	71.4	83.4
	489.5	510.7
Excess of LIFO costs over FIFO costs	13.0	13.2
Inventories	$502.5	$523.9

As of December 31, 2019, $371.3 million (74%) of the Company’s inventory is accounted for on a first-in, first-out (“FIFO”) basis and the remaining $131.2 million (26%) is accounted for on a last-in, first-out (“LIFO”) basis.

As of December 31, 2018, $390.8 million (75%) of the Company’s inventory is accounted for on a first-in, first-out (“FIFO”) basis and the remaining $133.1 million (25%) is accounted for on a last-in, first-out (“LIFO”) basis.

Note 7:  Property, Plant and Equipment

Property, plant and equipment, net as of December 31, 2019 and 2018 consisted of the following.

	2019	2018
Land and land improvements	$33.7	$35.0
Buildings	135.0	140.8
Machinery and equipment	294.9	275.9
Tooling, dies, patterns, etc	68.7	61.7
Office furniture and equipment	40.9	40.1
Other	19.6	18.9
Construction in progress	32.2	34.2
	625.0	606.6
Accumulated depreciation	(298.4)	(250.0)
Property, plant and equipment, net	$326.6	$356.6

Note 8:  Goodwill and Other Intangible Assets

Goodwill

The changes in the carrying amount of goodwill attributable to each reportable segment for the years ended December 31, 2019 and 2018 are as follows.

	Industrial Technologies and Services	Precision and Science Tehcnologies	High Pressure Solutions	Total
Balance as of December 31, 2017	$832.0	$209.6	$186.0	$1,227.6
Acquisitions	68.3	20.9	8.7	97.9
Foreign currency translation and other(1)	(33.5)	(2.6)	0.1	(36.0)
Balance as of December 31, 2018	866.8	227.9	194.8	1,289.5
Acquisitions	6.3	2.0	—	8.3
Foreign currency translation and other(1)	(7.7)	(2.4)	—	(10.1)
Balance as of December 31, 2019	$865.4	$227.5	$194.8	$1,287.7

(1)	During the years ended December 31, 2018 and 2019, the Company recorded immaterial measurement period adjustments.

The Company acquired two businesses during the year ended December 31, 2019.  The excess of the purchase price over the estimated fair values of intangible assets, identifiable assets and assumed liabilities was recorded as goodwill. The allocation of the purchase price was preliminary for these acquisitions and is subject to refinement based on final fair values of the identified assets acquired and liabilities assumed. The goodwill attributable to the two businesses is as follows.

2019 Acquisitions	Date of Acquisition	Industrial Technologies and Services	Precision and Science Technologies	High Pressure Solutions	Total
Oina	July 3, 2019	$—	$2.0	$—	$2.0
ACBN	August 19, 2019	6.3	—	—	6.3
		$6.3	$2.0	$—	$8.3

The Company acquired four businesses during the year ended December 31, 2018.  The excess of the purchase price over the estimated fair values of intangible assets, identifiable assets and assumed liabilities was recorded as goodwill. The goodwill attributable to the four businesses is as follows.

2018 Acquisitions	Date of Acquisition	Industrial Technologies and Services	Precision and Science Technologies	High Pressure Solutions	Total
Runtech	February 8, 2018	$63.6	$—	$—	$63.6
PMI Pumps	May 29, 2018	—	—	8.7	8.7
DV Systems	November 2, 2018	4.7	—	—	4.7
MP Pumps	December 12, 2018	—	20.9	—	20.9
		$68.3	$20.9	$8.7	$97.9

For the years ended December 31, 2019, 2018 and 2017, each reporting unit’s fair value was in excess of its net carrying value, and therefore, no goodwill impairment was recorded.

As of December 31, 2019 and 2018, goodwill included a total of $563.9 million of accumulated impairment losses since the date of the KKR Transaction. Of the total accumulated impairment losses incurred, $343.3 million was within the High Pressure Solutions segment and $220.6 million was within the Industrial Technologies and Services segment.

Other Intangible Assets

Other intangible assets as of December 31, 2019 and 2018 consisted of the following.

	2019		2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Customer lists and relationships	$1,238.7	$(673.9)	$1,245.5	$(567.8)
Technology	30.2	(6.0)	21.7	(4.8)
Trademarks	40.4	(11.9)	44.9	(13.0)
Backlog	—	—	68.8	(68.6)
Other	64.0	(40.8)	62.3	(31.9)
Unamortized intangible assets
Trademarks	614.3	—	611.3	—
Total other intangible assets	$1,987.6	$(732.6)	$2,054.5	$(686.1)

Amortization of intangible assets was $124.3 million, $125.8 million and $118.9 million for the years ended December 31, 2019, 2018 and 2017, respectively. Amortization of intangible assets is anticipated to be approximately $112.5 million annually in 2020 through 2024 based upon currency exchange rates as of December 31, 2019.

The Company tests indefinite-lived intangible assets for impairment annually in the fourth quarter of each year using data as of October 1 of that year. The Company determines fair values for each of the indefinite-lived intangible assets using a relief from royalty methodology.

The Company did not record an impairment charge for the years ended December 31, 2019 and 2018, related to indefinite-lived intangible assets as a result of the annual impairment test.

In the fourth quarter of 2017, as a result of the annual impairment test of indefinite-lived intangible assets, the Company recorded an impairment charge of $1.6 million related to three indefinite-lived trademarks in the Industrial Technologies and Services segment. The impairments were included in “Impairments of other intangible assets” in the Consolidated Statements of Operations.

Note 9:  Accrued Liabilities

Accrued liabilities as of December 31, 2019 and 2018 consisted of the following.

	2019	2018
Salaries, wages, and related fringe benefits	$60.7	$62.9
Restructuring	5.0	10.1
Taxes	22.5	24.3
Contract liabilities	51.7	69.6
Product warranty	22.7	23.9
Accrued interest	0.7	0.3
Operating lease liabilities(1)	17.1	—
Other	63.7	57.4
Total accrued liabilities	$244.1	$248.5

(1)
The Company adopted ASU 2016-02, Leases, on January 1, 2019 using the optional transition method.  See Note 2 “New Accounting Standards” for further discussion of the adoption of ASU 2016-02 and Note 16 “Leases” for discussion of the Company’s operating and financing leases.

A reconciliation of the changes in the accrued product warranty liability for the years ended December 31, 2019 and 2018 is as follows.

	2019	2018
Balance at the beginning of period	$23.9	$22.3
Product warranty accruals	30.8	25.6
Settlements	(31.9)	(24.6)
Charged to other accounts (1)	(0.1)	0.6
Balance at the end of period	$22.7	$23.9

(1)
Includes primarily the effects of foreign currency translation adjustments for the Company’s subsidiaries with functional currencies other than the USD and changes in the accrual related to acquisitions or divestitures of businesses.

Note 10: Debt

Debt as of December 31, 2019 and 2018 consisted of the following.

	2019	2018
Short-term borrowings	$—	$—
Long-term debt
Revolving credit facility, due 2024(1)	$—	$—
Receivables financing agreement, due 2020	—	—
Term loan denominated in U.S. dollars, due 2024(2)	927.6	952.6
Term loan denomoinated in Euros, due 2024(3)	673.9	696.5
Finance leases and other long-term debt	18.0	26.3
Unamortized debt issuance costs	(8.1)	(3.3)
Total long-term debt, net, including current maturities	1,611.4	1,672.1
Current maturities of long-term debt	7.6	7.9
Total long-term debt, net	$1,603.8	$1,664.2

(1)	On June 28, 2019, the Revolving Credit Facility’s maturity was extended to June 28, 2024 as part of the Amendment described within this Note. As of December 31, 2018, the maturity was April 30, 2020.

(2)	As of December 31, 2019, the applicable interest rate was 4.55% and the weighted-average rate was 5.01% for the year ended December 31, 2019.

(3)	As of December 31, 2019, the applicable interest rate was 3.00% and the weighted-average rate was 3.00% for the year ended December 31, 2019.

Senior Secured Credit Facilities

The Company entered into a senior secured credit agreement with UBS AG, Stamford Branch, as administrative agent, and other agents and lenders party thereto (the “Senior Secured Credit Facilities”) on July 30, 2013. The Senior Secured Credit Facilities entered into on July 30, 2013 provided senior secured financing in the equivalent of approximately $2,825.0 million, consisting of: (i) a senior secured term loan facility (the “Original Dollar Term Loan Facility”) in an aggregate principal amount of $1,900.0 million; (ii) a senior secured term loan facility (the “Original Euro Term Loan Facility,” together with the Original Dollar Term Loan Facility, the “Term Loan Facilities”) in an aggregate principal amount of €400.0 million; and (iii) a senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $400.0 million available to be drawn in U.S. dollars (“USD”), Euros (“EUR”), Great British Pounds (“GBP”) and other reasonably acceptable foreign currencies, subject to certain sublimits for the foreign currencies.

The borrower of the Dollar Term Loan Facility and the Euro Term Loan Facility is Gardner Denver, Inc.  Prior to the Company entering into Amendment No. 1, GD German Holdings II GmbH became an additional borrower and successor in interest to Gardner Denver Holdings GmbH & Co. KG. GD German Holdings II GmbH, GD First (UK) Limited and Gardner Denver, Inc. are the listed borrowers under the Revolving Credit Facility. The Revolving Credit Facility includes borrowing capacity available for letters of credit up to $200.0 million and for borrowings on same-day notice, referred to as swingline loans.

The Senior Secured Credit Facilities provide that the Company will have the right at any time to request incremental term loans and/or revolving commitments in an aggregate principal amount of up to (i) if as of the last day of the most recently ended test period the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio (as defined in the Senior Secured Credit Facilities) is equal to or less than 5.50 to 1.00, $250.0 million plus (ii) voluntary prepayments and voluntary commitment reductions of the Senior Secured Credit Facilities prior to the date of any such incurrence plus (iii) an additional amount if, after giving effect to the incurrence of such additional amount, the Company does not exceed a Consolidated Senior Secured Debt to Consolidated EBITDA Ratio of 4.50 to 1.00. The lenders under the Senior Secured Credit Facilities are not under any obligation to provide any such incremental commitments or loans, and any such addition of, or increase in commitments or loans, will be subject to certain customary conditions.

The Company entered into Amendment No. 1 to the Senior Secured Credit Facilities with UBS AG, Stamford Branch, as administrative agent, and the lenders and other parties thereto on March 4, 2016 (“Amendment No.1”), Amendment No. 2 on August 17, 2017 (“Amendment No.2”) and Amendment No. 3 on December 13, 2018 (“Amendment No.3”).

Amendment No. 1 reduced the aggregate principal borrowing capacity of the Revolving Credit Facility by $40.0 million to $360.0 million, extended the term of the Revolving Credit Facility to April 30, 2020 with respect to consenting lenders and provided for customary bail-in provisions to address certain European regulatory requirements. On July 30, 2018, the Revolving Credit Facility principal borrowing capacity decreased to $269.9 million resulting from the maturity of the tranches of the Revolving Credit Facility which were owned by lenders that elected not to modify the original Revolving Credit Facility maturity date.  Any principal amounts outstanding as of April 30, 2020 will be due at that time and required to be paid in full. Amendment No. 1 reduced the minimum aggregate principal amount for extension amendments to the facilities from $50.0 million to $35.0 million.

Amendment No. 2 refinanced the Original Dollar Term Loan Facility with a replacement $1,285.5 million senior secured U.S. dollar term loan facility (the ‘‘Dollar Term Loan Facility’’) and the Original Euro Term Loan Facility with a replacement €615.0 million senior secured euro term loan facility (the ‘‘Euro Term Loan Facility’’).  Further the maturity for both term loan facilities was extended to July 30, 2024 and LIBOR Floor was reduced from 1.0% to 0.0%.

Amendment No. 3 amended the definition of “Change of Control” to (i) remove the requirement that certain specified equity holders maintain a minimum ownership level of the outstanding voting stock of the Company, (ii) increase the threshold at which the acquisition of ownership by a person, entity or group of other equity holders constitutes a “Change of Control” from 35% of the outstanding voting stock of the Company to 50% of the outstanding voting stock of the Company and (iii) make certain other corresponding technical changes and updates.

The Company entered into Amendment No. 4 to the Senior Secured Credit Facilities with UBS AG, Stamford Branch, as Resigning Agent and Citibank, N.A. as Successor Agent on June 28, 2019 (“Amendment No. 4”).  Amendment No. 4 (i) refinanced the existing senior secured revolving credit facility with a replacement $450.0 million senior secured revolving credit facility (the “New Revolving Credit Facility”); (ii) extended the maturity of the revolving credit facility to June 28, 2024, (iii) terminated the revolving credit facility commitments of certain lenders under the existing senior secured revolving credit facility under the Senior Secured Credit Facilities, (iv) provided for up to $200.0 million of the New Revolving Credit Facility to be available for the purpose of issuing letters of credit; (v) provided for the replacement of GD First (UK) Limited by Gardner Denver Holdings, Ltd. as the UK Borrower under the Amended Senior Secured Credit Facilities; (vi) transferred the Administrative Agent, Collateral Agent and Swingline Lender roles under the Amended Senior Secured Credit Facilities to Citibank, N.A; and (vii) made certain other corresponding technical changes and updates. At the consummation of the pending merger between Gardner Denver Holdings, Inc., and Ingersoll-Rand plc, Amendment No. 4 increases the aggregate amount of the New Revolving Credit Facility to $1,000.0 million and increases the capacity under the New Revolving Credit Facility to issue letters of credit to $400.0 million.  As a result of Amendment No. 4, the Company wrote off $0.2 million of debt issuance costs to the “Loss on extinguishment of debt” in the Consolidated Statements of Operations for the year ended December 31, 2019.

As of December 31, 2019, the Company had no outstanding borrowings, $4.4 million of outstanding letters of credit under the New Revolving Credit Facility and unused availability of $445.6 million.

Interest Rate and Fees

Borrowings under the Dollar Term Loan Facility, the Euro Term Loan Facility and the New Revolving Credit Facility bear interest at a rate equal to, at the Company’s option, either (a) the greater of LIBOR for the relevant interest period or 0.00% per annum, in each case adjusted for statutory reserve requirements, plus an applicable margin or (b) a base rate (the ‘‘Base Rate’’) equal to the highest of (1) the rate of interest publicly announced by the administrative agent as its prime rate in effect at its principal office in Stamford, Connecticut, (2) the federal funds effective rate plus 0.50% and (3) LIBOR for an interest period of one month, adjusted for statutory reserve requirements, plus 1.00%, in each case, plus an applicable margin. The applicable margin for (i) the Dollar Term Loan Facility is 2.75% for LIBOR loans and 1.75% for Base Rate loans, (ii) the Revolving Credit Facility is 2.25% for LIBOR loans and 1.25% for Base Rate loans and (iii) the Euro Term Loan Facility is 3.00% for LIBOR loans.

The applicable margins under the New Revolving Credit Facility may decrease based upon the Company’s achievement of certain Consolidated Senior Secured Debt to Consolidated EBITDA Ratios. In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, the Company is required to pay a commitment fee of 0.50% per annum to the lenders under the New Revolving Credit Facility in respect of the unutilized commitments thereunder. The commitment fee rate was reduced to 0.375% because the Company’s Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is less than or equal to 3.0 to 1.0. The Company must also pay customary letter of credit fees.

Prepayments

The Senior Secured Credit Facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with: (i) 50% of annual excess cash flow (as defined in the Senior Secured Credit Facilities) commencing with the fiscal year ended December 31, 2014 (which percentage will be reduced to 25% if the Company’s  Secured Debt to Consolidated EBITDA Ratio (as defined in the Senior Secured Credit Facilities) is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, and which prepayment will not be required if the Secured Debt to Consolidated EBITDA Ratio is less than or equal to 3.00 to 1.00); (ii) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property, subject to reinvestment rights; and (iii) 100% of the net cash proceeds of any incurrence of debt, other than proceeds from debt permitted under the Senior Secured Credit Facilities.

The foregoing mandatory prepayments will be applied to the scheduled installments of principal of the Term Loan Facilities in direct order of maturity.

The Company may voluntarily repay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, subject to certain customary conditions, including reimbursements of the lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.
Amortization and Final Maturity

The Dollar Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Dollar Term Loan Facility, with the balance being payable on July 30, 2024. In June 2018, September 2018 and December 2018 the Company used excess cash to repay $100.0 million, $150.0 million and $73.3 million, respectively, of principal on outstanding borrowings under the Dollar Term Loan Facility.  As a result of the June 2018 prepayment, the Company is no longer subject to mandatory quarterly principal installment payments on the Dollar Term Loan Facility.  The prepayments resulted in the write-off of unamortized debt issuance costs of $0.5 million for the year ended December 31, 2018, included in “Loss on extinguishment of debt” in the Consolidated Statements of Operations. In March 2019, the Company used excess cash to repay $25.0 million of principal on outstanding borrowings under the Dollar Term Loan Facility.

The Euro Term Loan Facility includes repayments in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Euro Term Loan Facility, with the balance being payable on July 30, 2024.
In May 2017, the Company used a portion of the proceeds from the initial public offering to repay $276.8 million principal amount of outstanding borrowings under the Original Dollar Term Loan Facility at par plus accrued and unpaid interest to the date of prepayment of $1.5 million.  The prepayment resulted in the write-off of unamortized debt issuance costs of $4.3 million and unamortized discounts of $0.7 million included in “Loss on extinguishment of debt” in the Consolidated Statements of Operations.

Guarantee and Security

All obligations of the borrowers under the Senior Secured Credit Facilities are unconditionally guaranteed by the Company and all of its material, wholly-owned U.S. restricted subsidiaries, with customary exceptions including where providing such guarantees are not permitted by law, regulation or contract or would result in adverse tax consequences.

All obligations of the borrowers under the Senior Secured Credit Facilities, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the borrowers and each guarantor, including but not limited to: (i) a perfected pledge of the capital stock issued by the borrowers and each subsidiary guarantor and (ii) perfected security interests in substantially all other tangible and intangible assets of the borrowers and the guarantors (subject to certain exceptions and exclusions). The obligations of the non-U.S. borrowers are secured by certain assets in jurisdictions outside of the United States.
Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness and guarantee indebtedness; create or incur liens; engage in mergers or consolidations; sell, transfer or otherwise dispose of assets; create limitations on subsidiary distributions; pay dividends and distributions or repurchase its own capital stock; and make investments, loans or advances, prepayments of junior financings, or other restricted payments. In addition, certain restricted payments constituting dividends or distributions (subject to certain exceptions) are subject to compliance with a Consolidated Total Debt to Consolidated EBITDA Ratio (as defined in the Senior Secured Credit Facilities) of 5.00 to 1.00. Investments in unrestricted subsidiaries are permitted up to an aggregate amount that does not exceed the greater of $100.0 million and 25% of Consolidated EBITDA.

The Revolving Credit Facility also requires the Company’s Consolidated Senior Secured Debt to Consolidated EBITDA Ratio to not exceed 6.25 to 1.00 for each fiscal quarter when outstanding revolving credit loans and swingline loans plus non-cash collateralized letters of credit under the Revolving Credit Facility (excluding (a) letters of credit in an aggregate amount not to exceed $80.0 million existing on the date of the closing of the Senior Secured Credit Facilities and any extensions thereof, replacement letters of credit or letters of credit issued in lieu thereof, in each case, to the extent the face amount of such letters of credit is not increased above the face amount of the letter of credit being extended, replaced or substituted and (b) non-cash collateralized letters of credit in an aggregate amount not to exceed Letters of Credit Outstanding on the Amendment No. 4 Effective Date), exceeds (i) 40.0% of the aggregate 2019 Revolving Credit Commitments or (ii) prior to the earlier to occur of the satisfaction of the Increased Availability Condition and the 2019 Revolving Commitment Reduction Date, 40.0% of the lesser of (A) $450.0 million and (B) the aggregate 2019 Revolving Credit Commitments.

The Senior Secured Credit Facilities also contain certain customary affirmative covenants and events of default.
Receivables Financing Agreement

In May 2016, the Company entered into the Receivables Financing Agreement, providing for aggregated borrowing of up to $75.0 million governed by a borrowing base. The Receivables Financing Agreement provides for a lower cost alternative for the issuance of letters of credit with the remaining unused capacity providing additional liquidity. On June 30, 2017, the Company signed the first amendment of the Receivables Financing Agreement which increased the aggregated borrowing capacity by $50.0 million to $125.0 million governed by a borrowing base and extended the term to June 30, 2020. The Receivables Financing Agreement terminates on June 30, 2020, unless terminated earlier pursuant to its terms.  As of December 31, 2019, the Company had no outstanding borrowings, $27.6 million of letters of credit outstanding and $62.4 million of capacity available under the Receivables Financing Agreement.

Borrowings under the Receivables Financing Agreement accrue interest at a reserve-adjusted LIBOR or a base rate, plus 1.6%. Letters of credit accrue interest at 1.6%.  The Company may prepay borrowings or letters of credit or draw on the Receivables Financing Agreement upon one business day prior written notice and may terminate the Receivables Financing Agreement with 15 days’ prior written notice.

As part of the Receivables Financing Agreement, eligible accounts receivable of certain of the Company’s subsidiaries are sold to a wholly owned “bankruptcy remote” special purpose vehicle (“SPV”). The SPV pledges the receivables as security for loans and letters of credit. The SPV is included in the Company’s consolidated financial statements and therefore, the accounts receivable owned by it are included in the Company’s Consolidated Balance Sheets. However, the accounts receivable owned by the SPV are separate and distinct from the Company’s other assets and are not available to the Company’s other creditors should the Company become insolvent.

The Receivables Financing Agreement contains various customary representations and warranties and covenants, and default provisions which provide for the termination and acceleration of the commitments and loans under the agreement in circumstances including, but not limited to, failure to make payments when due, breach of representations, warranties or covenants, certain insolvency events or failure to maintain the security interest in the trade receivables, a change in control and defaults under other material indebtedness.

Senior Notes

In May 2017, the Company used a portion of the proceeds from the initial public offering to redeem all $575.0 million aggregate principal amount of its Senior Notes at a price of 105.156% of the principal amount redeemed, equal to $604.6 million, plus accrued and unpaid interest to the date of redemption of $10.2 million.  The redemption of the Senior Notes resulted in the write-off of unamortized debt issuance costs of $15.8 million which was included in “Loss on extinguishment of debt” in the Consolidated Statements of Operations.  The premium paid on the Senior Notes, $29.7 million, was included in “Loss on extinguishment of debt” in the Consolidated Statements of Operations.

Total Debt Maturities

Total debt maturities for the five years subsequent to December 31, 2019 and thereafter are approximately $7.6 million, $7.7 million, $7.8 million, $7.9 million, $1,575.0 million and $13.5 million, respectively.

Note 11:	Benefit Plans

Pension and Postretirement Benefit Plans

The Company sponsors a number of pension and postretirement plans worldwide. Pension plan benefits are provided to employees under defined benefit pay-related and service-related plans, which are non-contributory in nature. The Company’s funding policy for the U.S. defined benefit pension plans is to contribute at least the minimum required contribution required by Employee Retirement Income Security Act (“ERISA”), as amended by the Pension Protection Act of 2016 (as amended by MAP-21, HAFTA, and BBA 15). The Company intends to make additional contributions, as necessary, to prevent benefit restrictions in the plans. The Company’s annual contributions to the non-U.S. pension plans are consistent with the requirements of applicable local laws.

The Company also provides postretirement healthcare and life insurance benefits in the United States and South Africa to a limited group of current and retired employees. All of the Company’s postretirement benefit plans are unfunded.

The following table provides a reconciliation of the changes in the benefit obligations (the projected benefit obligation in the case of the pension plans and the accumulated postretirement benefit obligation in the case of the other postretirement plans) and in the fair value of the plan assets for the periods described below.

	Pension Benefits
	U.S. Plans		Non-U.S. Plans		Other Postretirement Benefits
	2019	2018	2019	2018	2019	2018
Reconciliation of Benefit Obligations:
Beginning balance	$57.4	$59.7	$304.9	$335.9	$3.1	$3.4
Service cost	—	—	1.5	1.8	—	—
Interest cost	2.2	2.1	7.7	7.5	0.1	0.1
Plan amendments	—	—	—	3.6	—	—
Actuarial losses (gains)	4.3	0.4	35.9	(16.8)	0.4	(0.1)
Benefit payments	(2.8)	(2.9)	(10.3)	(10.2)	(0.2)	(0.2)
Plan settlements	(1.3)	(1.9)	—	—	—	—
Effect of foreign currency exchange rate changes	—	—	6.8	(16.9)	—	(0.1)
Benefit obligations ending balance	$59.8	$57.4	$346.5	$304.9	$3.4	$3.1
Reconciliation of Fair Value of Plan Assets:
Beginning balance	$57.7	$63.1	$212.2	$238.7
Actual return on plan assets	7.4	(0.7)	35.3	(8.1)
Employer contributions	0.1	0.1	4.3	4.2
Plan settlements	(1.3)	(1.9)	—	—
Benefit payments	(2.8)	(2.9)	(10.3)	(10.2)
Effect of foreign currency exchange rate changes	—	—	7.6	(12.4)
Fair value of plan assets ending balance	$61.1	$57.7	$249.1	$212.2

Funded Status as of Period End	$1.3	$0.3	$(97.4)	$(92.7)	$(3.4)	$(3.1)

Amounts recognized as a component of accumulated other comprehensive (loss) income as of December 31, 2019 and 2018 that have not been recognized as a component of net periodic benefit cost are presented in the following table.

	U.S. Pension Plans		Non-U.S. Pension Plans		Other Postretirement Benefits
	2019	2018	2019	2018	2019	2018
Net actuarial losses (gains)	$5.7	$6.7	$58.8	$48.9	$0.2	$(0.2)
Prior service cost	—	—	3.5	3.5	—	—
Amounts included in accumulated other comprehensive (loss) income	$5.7	$6.7	$62.3	$52.4	$0.2	$(0.2)

For defined benefit pension plans, the Company estimates that $2.9 million of net losses and $0.2 million of prior service costs will be amortized from accumulated other comprehensive (loss) income into net periodic benefit cost during the year ending December 31, 2020. For other postretirement benefit plans, the Company estimates no net losses and prior service costs will be amortized from accumulated other comprehensive (loss) income into net periodic benefit cost during the year ending December 31, 2020.

Pension and other postretirement benefit liabilities and assets are included in the following captions in the Consolidated Balance Sheets as of December 31, 2019 and 2018.

	2019	2018
Other assets	$2.3	$1.4
Accrued liabilities	(2.2)	(2.1)
Pension and other postretirement benefits	(99.7)	(94.8)

The following table provides information for pension plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2019 and 2018.

	U.S. Pension Plans		Non-U.S. Pension Plans
	2019	2018	2019	2018
Projected benefit obligations	$1.0	$1.0	$330.1	$291.7
Accumulated benefit obligation	$1.0	$1.0	$325.3	$288.1
Fair value of plan assets	$—	$—	$235.3	$201.2

The accumulated benefit obligation for all U.S. defined benefit pension plans was $59.8 million and $57.4 million as of December 31, 2019 and 2018, respectively. The accumulated benefit obligation for all non-U.S. defined benefit pension plans was $339.1 million and $299.1 million as of December 31, 2019 and 2018, respectively.

The following tables provide the components of net periodic benefit cost (income) and other amounts recognized in other comprehensive (loss) income, before income tax effects, for the years ended December 31, 2019, 2018 and 2017.

	U.S. Pension Plans
	2019	2018	2017
Net Periodic Benefit Cost (Income):
Service cost	$—	$—	$—
Interest cost	2.2	2.1	2.3
Expected return on plan assets	(2.2)	(4.7)	(4.4)
Amortization of prior-service cost	—	—	—
Amortization of net actuarial loss	0.1	—	—
Net periodic benefit cost (income)	0.1	(2.6)	(2.1)
Loss due to settlement	—	—	—
Total net periodic benefit cost (income) recognized	$0.1	$(2.6)	$(2.1)
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive (Loss) Income:
Net actuarial (gain) loss	$(0.9)	$5.8	$(1.5)
Amortization of net actuarial loss	(0.1)	—	—
Prior service cost	—	—	—
Amortization of prior service cost	—	—	—
Effect of foreign currency exchange rate changes	—	—	—
Total recognized in other comprehensive (loss) income	$(1.0)	$5.8	$(1.5)
Total recognized in net periodic benefit (income) cost and other comprehensive (loss) income	$(0.9)	$3.2	$(3.6)

	Non-U.S. Pension Plans
	2019	2018	2017
Net Periodic Benefit Cost (Income):
Service cost	$1.5	$1.8	$1.9
Interest cost	7.7	7.5	7.8
Expected return on plan assets	(10.3)	(11.6)	(10.4)
Amortization of prior-service cost	0.1	—	—
Amortization of net actuarial loss	2.0	1.8	5.0
Net periodic benefit cost (income)	$1.0	$(0.5)	$4.3
Loss due to curtailments	—	—	—
Total net periodic benefit cost (income) recognized	$1.0	$(0.5)	$4.3
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive (Loss) Income:
Net actuarial loss (gain)	$10.9	$2.9	$(29.9)
Amortization of net actuarial loss	(2.0)	(1.8)	(5.0)
Prior service cost	—	3.7	—
Amortization of prior service cost	(0.1)	—	—
Effect of foreign currency exchange rate changes	1.1	(2.8)	6.5
Total recognized in other comprehensive (loss) income	$9.9	$2.0	$(28.4)
Total recognized in net periodic benefit cost (income) and other comprehensive (loss) income	$10.9	$1.5	$(24.1)

	Other Postretirement Benefits
	2019	2018	2017
Net Periodic Benefit Cost:
Service cost	$—	$—	$—
Interest cost	0.1	0.1	0.1
Expected return on plan assets	—	—	—
Amortization of prior-service cost	—	—	—
Amortization of net actuarial loss	—	—	—
Net periodic benefit cost	$0.1	$0.1	$0.1
Loss due to curtailments or settlements	—	—	—
Total net periodic benefit cost recognized	$0.1	$0.1	$0.1
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive (Loss) Income:
Net actuarial loss (gain)	$0.4	$(0.1)	$0.2
Amortization of net actuarial loss	—	—	—
Prior service cost	—	—	—
Amortization of prior service cost	—	—	—
Effect of foreign currency exchange rate changes	—	0.1	—
Total recognized in other comprehensive (loss) income	$0.4	$—	$0.2
Total recognized in net periodic benefit cost and other comprehensive (loss) income	$0.5	$0.1	$0.3

The discount rate selected to measure the present value of the Company’s benefit obligations was derived by examining the rates of high-quality, fixed income securities whose cash flows or duration match the timing and amount of expected benefit payments under a plan. The Company selects the expected long-term rate of return on plan assets in consultation with the plans’ actuaries. This rate is intended to reflect the expected average rate of earnings on the funds invested or to be invested to provide plan benefits and the Company’s most recent plan assets target allocations. The plans are assumed to continue in force for as long as the assets are expected to be invested. In estimating the expected long-term rate of return on plan assets, appropriate consideration is given to historical performance of the major asset classes held or anticipated to be held by the plans and to current forecasts of future rates of return for those asset classes. Because assets are held in qualified trusts, expected returns are not adjusted for taxes.

The following weighted-average actuarial assumptions were used to determine net periodic benefit cost (income) for the years ended December 31, 2019, 2018 and 2017.

	Pension Benefits - U.S. Plans
	2019	2018	2017
Discount rate	4.0%	3.6%	4.0%
Expected long-term rate of return on plan assets	4.0%	7.75%	7.75%

	Pension Benefits - Non-U.S. Plans
	2019	2018	2017
Discount rate	2.6%	2.3%	2.3%
Expected long-term rate of return on plan assets	4.9%	5.0%	5.0%
Rate of compensation increases	2.8%	2.8%	2.8%

	Other Postretirement Benefits
	2019	2018	2017
Discount rate	4.7%	4.4%	4.7%

The following weighted-average actuarial assumptions were used to determine benefit obligations for the years ended December 31, 2019 and 2018.

	Pension Benefits - U.S. Plans
	2019	2018
Discount rate	3.0%	4.0%

	Pension Benefits - Non-U.S. Plans
	2019	2018
Discount rate	1.7%	2.6%
Rate of compensation increases	2.7%	2.8%

	Other Postretirement Benefits
	2019	2018
Discount rate	3.8%	4.7%

The following actuarial assumptions were used to determine other postretirement benefit plans costs and obligations for the years ended December 31, 2019, 2018 and 2017.

	Other Postretirement Benefits
	2019	2018	2017
Healthcare cost trend rate assumed for next year	7.1%	7.9%	8.4%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	7.1%	7.9%	8.4%
Year that the date reaches the ultimate trend rate	2021	2020	2019

A one-percentage-point increase or decrease in assumed healthcare cost trend rates as of December 31, 2019 would have less than a $0.1 million impact on total service and interest cost components of net periodic benefit costs and less than a $0.1 million impact on the postretirement benefit obligation.

The following table reflects the estimated benefit payments for the next five years and for the years 2025 through 2029. The estimated benefit payments for the non-U.S. pension plans were calculated using foreign exchange rates as of December 31, 2019.

	Pension Benefits		Other
	U.S. Plans	Non-U.S. Plans	Postretirement Benefits
2020	$5.0	$10.2	$0.3
2021	$5.4	$10.5	$0.3
2022	$4.8	$11.4	$0.3
2023	$4.9	$11.5	$0.3
2024	$4.5	$12.2	$0.2
Aggregate 2025-2029	$18.8	$68.3	$1.0

In 2020, the Company expects to contribute approximately $0.1 million to the U.S. pension plans, approximately $5.0 million to the non-U.S. pension plans and $0.3 million to the other postretirement benefit plans.

Plan Asset Investment Strategy

The Company’s overall investment strategy and objectives for its pension plan assets is to (i) meet current and future benefit payment needs through diversification across asset classes, investing strategies and investment managers to achieve an optimal balance between risk and return and between income and growth of assets through capital appreciation, (ii) secure participant retirement benefits, (iii) minimize reliance on contributions as a source of benefit security, and (iv) maintain sufficient liquidity to pay benefit obligations and proper expenses.  The composition of the actual investments in various securities changes over time based on short and long-term investment opportunities. None of the plan assets of Gardner Denver’s defined benefit plans are invested in the Company’s common stock. The Company uses both active and passive investment strategies.

In 2018, the Company modified its investment strategy for the U.S. pension plans to a liabilities driven investment strategy to reduce the impact of market fluctuations by matching the pension plan assets to the present value of the future liabilities.

Plan Asset Risk Management

The target financial objectives for the pension plans are established in conjunction with periodic comprehensive reviews of each plan’s liability structure. The Company’s asset allocation policy is based on detailed asset and liability model (“ALM”) analyses. A formal ALM study of each major plan is undertaken every 2-5 years or whenever there has been a material change in plan demographics, benefit structure, or funded status. In order to determine the recommended asset allocation, the advisors model varying return and risk levels for different theoretical portfolios, using a relative measure of excess return over treasury bills, divided by the standard deviation of the return (the “Sharpe Ratio”). The Sharpe Ratio for different portfolio options was used to compare each portfolio’s potential return, on a risk-adjusted basis. The Company selected a recommended portfolio that achieved the targeted composite return with the least amount of risk.

The Company’s primary pension plans are in the U.S. and UK which together comprise approximately 73% of the total benefit obligations and 89% of total plan assets as of December 31, 2019. The following table presents the long-term target allocations for these two plans as of December 31, 2019.

	U.S. Plan	UK Plan
Asset category:
Cash and cash equivalents	0%	0%
Equity	0%	40%
Fixed income	100%	30%
Real estate and other	0%	30%
Total	100%	100%

Fair Value Measurements

The following tables present the fair values of the Company’s pension plan assets as of December 31, 2019 and 2018 by asset category within the ASC 820 hierarchy (as defined in Note 19 “Fair Value Measurements”).

	December 31, 2019
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Measured at NAV (5)	Total
Asset Category
Cash and cash equivalents(1)	$2.6	$—	$—	$—	$2.6
Equity funds:
U.S. large-cap	—	5.3	—	—	5.3
International equity(2)	23.0	41.5	—	59.9	124.4
Total equity funds	23.0	46.8	—	59.9	129.7
Fixed income funds:
Corporate bonds - international	—	25.6	—	—	25.6
UK index-linked gilts	—	29.1	—	—	29.1
U.S. fixed income - government securities	—	—	—	3.9	3.9
U.S. fixed income - short duration	—	—	—	4.6	4.6
U.S. fixed income - intermediate duration	—	—	—	38.4	38.4
U.S. fixed income - long corporate	—	—	—	14.2	14.2
Total fixed income funds	—	54.7	—	61.1	115.8
Other types of investments:
International real estate(3)	—	43.3	—	—	43.3
Other(4)	—	—	18.8	—	18.8
Total	$25.6	$144.8	$18.8	$121.0	$310.2

	December 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Measured at NAV (5)	Total
Asset Category
Cash and cash equivalents(1)	$1.3	$—	$—	$—	$1.3
Equity funds:
U.S. large-cap	—	11.1	—	—	11.1
International equity(2)	18.2	45.2	—	48.3	111.7
Total equity funds	18.2	56.3	—	48.3	122.8
Fixed income funds:
Corporate bonds - international	—	18.9	—	—	18.9
UK index-linked gilts	—	33.0	—	—	33.0
U.S. fixed income - intermediate duration	—	—	—	34.8	34.8
U.S. fixed income - long corporate	—	—	—	23.0	23.0
Total fixed income funds	—	51.9	—	57.8	109.7
Other types of investments:
International real estate(3)	—	19.9	—	—	19.9
Other(4)	—	—	16.2	—	16.2
Total	$19.5	$128.1	$16.2	$106.1	$269.9

(1)
Cash and cash equivalents consist of traditional domestic and foreign highly liquid short-term securities with the goal of providing liquidity and preservation of capital while maximizing return on assets.

(2)
The International category consists of investment funds focused on companies operating in developed and emerging markets outside of the U.S.  These investments target broad diversification across large and mid/small-cap companies and economic sectors.

(3)	International real estate consists primarily of equity and debt investments made, directly or indirectly, in various interests in unimproved and improved real properties.

(4)
Other investments consist of insurance and reinsurance contracts securing the retirement benefits. The fair value of these contracts was calculated at the discount value of premiums paid by the Company, less expenses charged by the insurance providers. The insurance providers with which the Company has placed these contracts are well-known financial institutions with an established history of providing insurance services.

(5)	Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy.

Defined Contribution Plans

The Company also sponsors defined contribution plans at various locations throughout the world. Benefits are determined and funded regularly based on terms of the plans or as stipulated in a collective bargaining agreement. The Company’s full-time salaried and hourly employees in the U.S. are eligible to participate in Company-sponsored defined contribution savings plans, which are qualified plans under the requirements of Section 401(k) of the Internal Revenue Code. The Company’s contributions to the savings plans are in the form of cash. The Company’s total contributions to all worldwide defined contribution plans for the years ended December 31, 2019, 2018 and 2017 were $19.5 million, $15.9 million and $13.7 million, respectively.

Other Benefit Plans

The Company offers a long-term service award program for qualified employees at certain of its non-U.S. locations. Under this program, qualified employees receive a service gratuity (“Jubilee”) payment once they have achieved a certain number of years of service. The Company’s actuarially calculated obligation equaled $4.3 million and $4.1 million as of December 31, 2019 and 2018, respectively.

There are various other employment contracts, deferred compensation arrangements, covenants not to compete, and change in control agreements with certain employees and former employees. The liabilities associated with such arrangements are not material to the Company’s consolidated financial statements.

Note 12:	Stockholders’ Equity

As of December 31, 2019 and 2018, 1,000,000,000 shares of voting common stock were authorized. Shares of common stock outstanding were 205,065,744 and 198,169,855 as of December 31, 2019 and 2018, respectively. The Company is governed by the General Corporation Law of the State of Delaware.  All authorized shares of voting common stock have a par value of $0.01.  Shares of common stock reacquired are considered issued and reported as Treasury shares.

Note 13:	Accumulated Other Comprehensive (Loss) Income

The Company’s other comprehensive income (loss) consists of (i) unrealized foreign currency net gains and losses on the translation of the assets and liabilities of its foreign operations; (ii) realized and unrealized foreign currency gains and losses on intercompany notes of a long-term nature and certain hedges of net investments in foreign operations, net of income taxes; (iii) unrealized gains and losses on cash flow hedges (consisting of interest rate swaps), net of income taxes; and (iv) pension and other postretirement prior service cost and actuarial gains or losses, net of income taxes. See Note 11 “Benefit Plans” and Note 18 “Hedging Activities, Derivative Instruments and Credit Risk.”
On January 1, 2019, the Company adopted ASU 2018-02 which reclassified stranded tax effects resulting from the Tax Cuts and Jobs Act from accumulated other comprehensive (loss) income to retained (deficit) earnings.  The Company recorded a cumulative-effect adjustment which increased “Accumulated other comprehensive loss” in the Consolidated Balance Sheet by $8.2 million.

On January 1, 2018, the Company adopted FASB ASU 2017-12, Derivatives and Hedging (Topic 815) – Targeted Improvements to Accounting for Hedging Activities using the modified retrospective approach.  The Company recorded a cumulative effect-adjustment on the adoption date increasing the opening balance of “Accumulated deficit” in the Consolidated Balance Sheets by $0.3 million and decreasing “Accumulated other comprehensive loss” in the Consolidated Balance Sheet by $0.3 million.
The before tax (loss) income and related income tax effect are as follows.

	Foreign Currency Translation Adjustments, Net	Unrealized (Losses) Gains on Cash Flow Hedges	Pension and Postretirement Benefit Plans	Total
Balance as of December 31, 2016	$(235.6)	$(42.2)	$(64.6)	$(342.4)
Before tax income	74.8	20.0	29.8	124.6
Income tax effect	31.2	(7.6)	(5.6)	18.0
Other comprehensive income	106.0	12.4	24.2	142.6
Balance as of December 31, 2017	$(129.6)	$(29.8)	$(40.4)	$(199.8)
Before tax (loss) income	(54.3)	25.3	(7.7)	(36.7)
Income tax effect	(6.7)	(7.2)	3.1	(10.8)
Other comprehensive (loss) income	(61.0)	18.1	(4.6)	(47.5)
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2017-12)	—	0.3	—	0.3
Balance as of December 31, 2018	$(190.6)	$(11.4)	$(45.0)	$(247.0)
Before tax income (loss)	4.1	8.2	(9.3)	3.0
Income tax effect	(5.6)	(1.0)	2.8	(3.8)
Other comprehensive (loss) income	(1.5)	7.2	(6.5)	(0.8)
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2018-02)	(1.5)	(6.7)	—	(8.2)
Balance as of December 31, 2019	$(193.6)	$(10.9)	$(51.5)	$(256.0)

Changes in accumulated other comprehensive (loss) income by component for the periods described below are presented in the following table(1).

	Foreign Currency Translation Adjustments, Net	Unrealized Gains (Losses) on Cash Flow Hedges	Pension and Postretirement Benefit Plans	Total
Balance as of December 31, 2016	$(235.6)	$(42.2)	$(64.6)	$(342.4)
Other comprehensive income before reclassifications	106.0	0.9	21.1	128.0
Amounts reclassified from accumulated other comprehensive (loss) income	—	11.5	3.1	14.6
Other comprehensive income	106.0	12.4	24.2	142.6
Balance as of December 31, 2017	$(129.6)	$(29.8)	$(40.4)	$(199.8)
Other comprehensive (loss) income before reclassifications	(61.0)	6.6	(6.0)	(60.4)
Amounts reclassified from accumulated other comprehensive (loss) income	—	11.5	1.4	12.9
Other comprehensive (loss) income	(61.0)	18.1	(4.6)	(47.5)
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2017-12)	—	0.3	—	0.3
Balance as of December 31, 2018	$(190.6)	$(11.4)	$(45.0)	$(247.0)
Other comprehensive loss before reclassifications	(1.5)	(4.7)	(8.2)	(14.4)
Amounts reclassified from accumulated other comprehensive (loss) income	—	11.9	1.7	13.6
Other comprehensive (loss) income	(1.5)	7.2	(6.5)	(0.8)
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2018-02)	(1.5)	(6.7)	—	(8.2)
Balance as of December 31, 2019	$(193.6)	$(10.9)	$(51.5)	$(256.0)

(1)	All amounts are net of tax. Amounts in parentheses indicate debits.

Reclassifications out of accumulated other comprehensive (loss) income for the years ended December 31, 2019, 2018 and 2017 are presented in the following table.

Amount Reclassified from Accumulated Other Comprehensive (Loss) Income
Details about Accumulated Other Comprehensive (Loss) Income Components	2019	2018	2017	Affected Line in the Statement Where Net Income is Presented
Loss on cash flow hedges Interest rate swaps	$15.6	$15.1	$18.5	Interest expense
	15.6	15.1	18.5	Total before tax
	(3.7)	(3.6)	(7.0)	Benefit for income taxes
	$11.9	$11.5	$11.5	Net of tax

Amortization of defined benefit pension and other postretirement benefit items	$2.2	$1.8	$5.0 (1)
	2.2	1.8	5.0	Total before tax
	(0.5)	(0.4)	(1.9)	Benefit for income taxes
	$1.7	$1.4	$3.1	Net of tax
Total reclassifications for the period	$13.6	$12.9	$14.6	Net of tax

(1)	These components are included in the computation of net periodic benefit cost. See Note 11 “Benefit Plans” for additional details.

Note 14:	Revenue from Contracts with Customers

Overview

The Company recognizes revenue when the Company has satisfied its obligation and control is transferred to the customer.  The amount of revenue recognized includes adjustments for any variable consideration, such as rebates, sales discounts, liquidated damages, etc., which are included in the transaction price, and allocated to each performance obligation.  The variable consideration is estimated throughout the course of the contract using the Company’s best estimates.  Judgments impacting variable consideration related to material rebate and sales discount programs, and significant contracts containing liquidated damage clauses are governed by management review processes.

The majority of the Company’s revenues are derived from short duration contracts and revenue is recognized at a single point in time when control is transferred to the customer, generally at shipment or when delivery has occurred or services have been rendered.

The Company has certain long duration engineered to order (“ETO”) contracts that require highly engineered solutions designed to customer specific applications.  For contracts where the contractual deliverables have no alternative use and the contract termination clauses provide for the recovery of cost plus a reasonable margin, revenue is recognized over time based on the Company’s progress in satisfying the contractual performance obligations, generally measured as the ratio of actual costs incurred to date to the estimated total costs to complete the contract.  For contracts with termination provisions that do not provide for recovery of cost and a reasonable margin, revenue is recognized at a point in time, generally at shipment or delivery to the customer.  Identification of performance obligations, determination of alternative use, assessment of contractual language regarding termination provisions, and estimation of total project costs are all significant judgments required in the application of ASC 606.

Contractual specifications and requirements may be modified.  The Company considers contract modifications to exist when the modification either creates new or changes the existing enforceable rights and obligations.  In the event a contract modification is for goods or services that are not distinct in the contract, and therefore, form part of a single performance obligation that is partially satisfied as of the modification date, the effect of the contract modification on the transaction price and the Company’s measure of progress for the performance obligation to which it relates, is recognized on a cumulative catch-up basis.

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.  Sales commissions are due at either collection of payment from customers or recognition of revenue.  Applying the practical expedient from ASC 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less.  These costs are included in “Selling and administrative expenses” in the Consolidated Statements of Operations.

Disaggregation of Revenue

The following table provides disaggregated revenue by reportable segment for the year ended December 31, 2019.

	Industrial Technologies and Services	Precision and Science Technologies	High Pressure Solutions	Total
Primary Geographic Markets
United States	$484.0	$140.7	$373.3	$998.0
Other Americas	132.5	14.4	40.8	187.7
Total Americas	$616.5	$155.1	$414.1	$1,185.7
EMEA	765.7	112.1	13.4	891.2
Asia Pacific	318.7	49.4	6.9	375.0
Total	$1,700.9	$316.6	$434.4	$2,451.9

Product Categories
Original equipment(1)	$1,152.0	$303.4	$69.8	$1,525.2
Aftermarket(2)	548.9	13.2	364.6	926.7
Total	$1,700.9	$316.6	$434.4	$2,451.9

Pattern of Revenue Recognition
Revenue recognized at point in time(3)	$1,561.5	$316.6	$434.4	$2,312.5
Revenue recognized over time(4)	139.4	—	—	139.4
Total	$1,700.9	$316.6	$434.4	$2,451.9

The following table provides disaggregated revenue by reportable segment for the year ended December 31, 2018.

	Industrial Technologies and Services	Precision and Science Technologies	High Pressure Solutions	Total
Primary Geographic Markets
United States	$491.1	$121.5	$573.3	$1,185.9
Other Americas	125.2	2.9	76.1	204.2
Total Americas	$616.3	$124.4	$649.4	$1,390.1
EMEA	809.9	108.6	15.2	933.7
Asia Pacific	313.4	47.2	5.4	366.0
Total	$1,739.6	$280.2	$670.0	$2,689.8

Product Categories
Original equipment(1)	$1,182.0	$270.1	$183.9	$1,636.0
Aftermarket(2)	557.6	10.1	486.1	1,053.8
Total	$1,739.6	$280.2	$670.0	$2,689.8

Pattern of Revenue Recognition
Revenue recognized at point in time(3)	$1,630.3	$280.2	$670.0	$2,580.5
Revenue recognized over time(4)	109.3	—	—	109.3
Total	$1,739.6	$280.2	$670.0	$2,689.8

(1)
Revenues from sales of capital equipment within the Industrials Technologies and Services and High Pressure Solutions Segments and sales of components to original equipment manufacturers in the Precision and Science Technologies Segment.

(2)
Revenues from sales of spare parts, accessories, other components and services in support of maintaining customer owned, installed base of the Company’s original equipment.  Service revenue represents less than 10% of consolidated revenue.

(3)
Revenues from short and long duration product and service contracts recognized at a point in time when control is transferred to the customer generally when product delivery has occurred and services have been rendered.

(4)
Revenues primarily from long duration ETO product contracts and certain contracts for the delivery of a significant volume of substantially similar products recognized over time as contractual performance obligations are completed.

Performance Obligations

The majority of the Company’s contracts have a single performance obligation as the promise to transfer goods and/or services. For contracts with multiple performance obligations, the Company utilizes observable prices to determine standalone selling price or cost plus margin if a standalone price is not available. The Company has elected to account for shipping and handling activities as fulfillment costs and not a separate performance obligation. If control transfers and related revenue is recognized for the related good before the shipping and handling activities occur, the related costs of those shipping and handling activities are accrued.

The Company’s primary performance obligations include delivering standard or configured to order (“CTO”) goods to customers, designing and manufacturing a broad range of equipment customized to a customer’s specifications in ETO arrangements, rendering of services (maintenance and repair contracts), and certain extended or service type warranties. For incidental items that are immaterial in the context of the contract, costs are expensed as incurred or accrued at delivery.

As of December 31, 2019, for contracts with an original duration greater than one year, the Company expects to recognize revenue in the future related to unsatisfied (or partially satisfied) performance obligations of $156.3 million in the next twelve months and $52.4 million in periods thereafter. The performance obligations that are unsatisfied (or partially satisfied) are primarily related to orders for goods or services that were placed prior to the end of the reporting period and have not been delivered to the customer, on-going work on ETO contracts where revenue is recognized over time and service contracts with an original duration greater than one year.

Contract Balances

The following table provides the contract balances as of December 31, 2019 and December 31, 2018 presented in the Consolidated Balance Sheets.

	December 31, 2019	December 31, 2018
Accounts receivable	$459.1	$525.4
Contract assets	29.0	19.6
Contract liabilities	51.7	69.6

Accounts receivable – Amounts due where the Company’s right to receive cash is unconditional.

Contract assets – The Company’s rights to consideration for the satisfaction of performance obligations subject to constraints apart from timing.  Contract assets are transferred to receivables when the right to collect consideration becomes unconditional.  Contract assets are presented net of progress billings and related advances from customers.

Contract liabilities – Advance payments received from customers for contracts for which revenue is not yet recognized. Contract liability balances are generally recognized in revenue within twelve months.

Contract assets and liabilities are reported on the Consolidated Balance Sheets on a contract-by-contract basis at the end of each reporting period.  Contract assets and liabilities are presented net on a contract level, where required.

Payments from customers are generally due 30-60 days after invoicing.  Invoicing for sales of standard products generally coincides with shipment or delivery of goods.  Invoicing for CTO and ETO contracts typically follows a schedule for billing at contractual milestones.  Payment milestones normally include down payments upon the contract signing, completion of product design, completion of customer’s preliminary inspection, shipment or delivery, completion of installation, and customer’s on-site inspection.  The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables (contract assets) and customer advances and deposits (contract liabilities) on the Consolidated Balance Sheets.

The Company has elected the practical expedient from ASC 606-10-32-18 and does not adjust the transaction price for the effects of a financing component if, at contract inception, the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Note 15:	Income Taxes

Income (loss) before income taxes for the years ended December 31, 2019, 2018 and 2017 consisted of the following.

	2019	2018	2017
U.S.	$—	$169.0	$(145.8)
Non-U.S.	190.9	180.5	33.1
Income (loss) before income taxes	$190.9	$349.5	$(112.7)

The following table details the components of the provision (benefit) for income taxes for the years ended December 31, 2019, 2018 and 2017.

	2019	2018	2017
Current:
U.S. federal	$6.3	$25.6	$64.0
U.S. state and local	0.9	1.5	3.0
Non-U.S.	45.2	47.8	49.8
Deferred:
U.S. federal	(13.2)	14.4	(217.5)
U.S. state and local	0.5	(0.7)	—
Non-U.S.	(7.9)	(8.5)	(30.5)
Provision (benefit) for income taxes	$31.8	$80.1	$(131.2)

Certain prior period amounts within this Note have been reclassified to conform to the current period presentation.
The U.S. federal corporate statutory rate is reconciled to the Company’s effective income tax rate for the years ended December 31, 2019, 2018 and 2017 as follows.

	2019	2018	2017
U.S. federal corporate statutory rate	21.0%	21.0%	35.0%
State and local taxes, less federal tax benefit	1.4	0.3	3.1
U.S. deferred change due to U.S. tax law change	—	4.3	79.5
Net effects of foreign tax rate differential	1.3	2.2	6.2
Sale of subsidiary	—	0.3	(4.6)
Repatriation cost	—	(0.5)	3.8
U.S. transition tax toll charge net of FTC	—	(3.7)	(56.2)
Global Intangible Low-Tax Income ("GILTI")	(2.5)	3.4	—
ASC 740-30 (formerly APB 23)	1.2	(1.0)	61.2
Valuation allowance changes	(2.5)	(1.2)	(1.1)
Uncertain tax positions	0.4	0.1	1.9
Equity compensation	(9.1)	(3.0)	(9.2)
Nondeductible foreign interest expense	—	1.7	(3.0)
Capital gain	3.0	—	—
Nondeductible acquistion costs	3.5	0.1	(1.0)
Other, net	(1.0)	(1.1)	0.7
Effective income tax rate	16.7%	22.9%	116.3%

The principal items that gave rise to deferred income tax assets and liabilities as of December 31, 2019 and 2018 are as follows.

	2019	2018
Deferred Tax Assets:
Reserves and accruals	$34.1	$51.0
Postretirement benefits - pensions	19.3	17.4
Tax loss carryforwards	28.4	22.7
Deferred taxes recorded in other comprehensive income	—	1.8
Foreign tax credit carryforwards	52.2	53.3
Other	5.2	3.9
Total deferred tax assets	139.2	150.1
Valuation allowance	(67.9)	(72.5)
Deferred Tax Liabilities:
LIFO inventory	(9.3)	(9.3)
Property, plant and equipment	(15.5)	(19.2)
Intangibles	(280.9)	(304.8)
Unremitted foreign earnings	(7.8)	(5.6)
Deferred taxes recorded in other comprehensive income	(4.1)	—
Other	(1.8)	(2.9)
Total deferred tax liabilities	(319.4)	(341.8)
Net deferred income tax liability	$(248.1)	$(264.2)

The Company believes that it is more likely than not that it will realize its deferred tax assets through the reduction of future taxable income, other than for the deferred tax assets reflected below.  Tax attributes and related valuation allowances as of December 31, 2019 were as follows.

	Tax Benefit	Valuation Allowance	Carryforward Period Ends
Tax Attributes to be Carried Forward
U.S. federal net operating loss	$0.3	$—	Unlimited
U.S. federal capital loss	0.4	(0.4)	2021
U.S. federal capital loss	2.1	(2.1)	2030-2039
U.S. federal tax credit	52.3	(52.3)	2021-2037
Alternative minimum tax credit	1.0	—	Unlimited
U.S. state and local net operating losses	1.6	—	2020-2039
U.S. state and local tax credit	0.5	—	2020-2039
Non U.S. net operating losses	8.6	(7.6)	Unlimited
Non U.S. capital losses	0.5	(0.5)	Unlimited
Excess interest	14.9	(1.2)	Unlimited
Other deferred tax assets	3.9	(3.8)	Unlimited
Total tax carryforwards	$86.1	$(67.9)

A reconciliation of the changes in the valuation allowance for deferred tax assets for the years ended December 31, 2019, 2018 and 2017 are as follows.

	2019	2018	2017
Valuation allowance for deferred tax assets at beginning of the period	$72.5	$47.9	$33.6
Revaluation and change due to U.S. Tax Reform	—	23.4	10.7
Charged to tax expense	(5.4)	(4.2)	3.1
Charged to other accounts	0.1	(1.3)	1.6
Deductions(1)	0.7	6.7	(1.1)
Valuation allowance for deferred tax assets at end of the period	$67.9	$72.5	$47.9

(1)	Deductions relate to the realization of net operating losses or the removal of deferred tax assets.

Total unrecognized tax benefits were $12.5 million, $11.5 million, and $12.6 million for the years ended December 31, 2019, 2018 and 2017, respectively. The net increase in this balance primarily relates to increases related to prior-year positions of $0.6 million and currency fluctuations of $0.4 million. Included in total unrecognized benefits at December 31, 2019 is $12.5 million of unrecognized tax benefits that would affect the Company’s effective tax rate if recognized, of which $0.9 million would be offset by a reduction of a corresponding deferred tax asset. The balance of total unrecognized tax benefits is not expected to significantly increase or decrease within the next twelve months. Below is a tabular reconciliation of the changes in total unrecognized tax benefits during the years ended December 31, 2019, 2018 and 2017.

	2019	2018	2017
Beginning balance	$11.5	$12.6	$6.8
Gross increases for tax positions of prior years	0.6	—	11.2
Gross decreases for tax positions of prior years	—	—	—
Gross increases for tax positions of current year	—	—	0.6
Settlements	—	—	(6.2)
Lapse of statute of limitations	—	(0.5)	(0.3)
Changes due to currency fluctuations	0.4	(0.6)	0.5
Ending balance	$12.5	$11.5	$12.6

The Company includes interest expense and penalties related to unrecognized tax benefits as part of the provision for income taxes. The Company’s income tax liabilities at December 31, 2019 and 2018 include accrued interest and penalties of $1.3 million and $0.9 million, respectively.

The statutes of limitations for U.S. Federal tax returns are open beginning with the 2017 tax year and state returns are open beginning with the 2015 tax year.

The Company is subject to income tax in approximately 35 jurisdictions outside the U.S. The statute of limitations varies by jurisdiction with 2005 being the oldest year still open. The Company’s significant operations outside the U.S. are located in the United Kingdom and Germany. The Company is still under audit in the United Kingdom related to tax years 2012-2015.  During 2019, the Company was notified that the United Kingdom is auditing 2017 tax year.  This examination has not been concluded as of the date of these financial statements.  In Germany, generally, the tax years 2011 and beyond remain open and 2011-2014 German tax years are currently under audit.

The Company does not assert the ASC 740-30 (formerly APB 23) indefinite reinvestment of the Company’s historical non-U.S. earnings or future non-U.S. earnings. The Company records a deferred foreign tax liability to cover all estimated withholding, state income tax and foreign income tax associated with repatriating all non-U.S. earnings back to the United States. The Company’s deferred income tax liability as of December 31, 2019 was $7.8 million which primarily consisted of withholding taxes.

Note 16:	Leases

The Company adopted ASC 842 on January 1, 2019 using the optional transition method.  See Note 2 “New Accounting Standards” for further discussion of the adoption.

The Company has operating and financing leases for real estate, vehicles, IT equipment, office equipment and production equipment.  The Company determines if an arrangement is a lease and identifies the classification of the lease as a financing lease or an operating lease at inception.  Operating leases are recorded as operating lease right-of-use assets (“ROU assets”) in “Other assets” and operating lease liabilities in “Accrued liabilities” and “Other liabilities” in the Consolidated Balance Sheets.  Financing leases are recorded as financing ROUs in “Property, plant and equipment” and lease liabilities in “Short-term borrowings and current maturities of long-term debt” and “Long-term debt, less current maturities” in the Consolidated Balance Sheets.

At the date of commencement, lease liabilities are recorded at the present value of the future minimum lease payments over the lease term.  The lease term is equal to the initial term at commencement plus any renewal or extension options that the Company is reasonably certain will be exercised.  ROU assets at the date of commencement are equal to the amount of the initial lease liability, the initial direct costs incurred by the Company and any prepaid lease payments less any incentives received.

Subsequent to the commencement date, operating lease liabilities are recorded at the present value of unpaid lease payments discounted at a discount rate established at the commencement date.  Due to the absence of an implicit rate in the Company’s lease contracts, an incremental borrowing rate is used in the determination of the present value of future lease payments.  Incremental borrowing rates for a lease are based on the lease term, lease currency and the Company’s credit spread.  Operating ROU assets are recorded as the beginning balance less accumulated amortization with accumulated amortization equaling the straight-lined lease expense less the periodic accretion of the lease liability using the effective interest rate method.

Subsequent to the commencement date, financing lease liabilities are increased to reflect interest on the lease liability and decreased for principal lease payments made.  The financing ROU asset is measured at cost less amortization expense and any accumulated impairment loss.  Amortization expense is calculated on a straight-line basis over the lease term or remaining useful life.

The Company’s lease terms allow for the extension or termination of its leases and accounts for the extension and termination when it is reasonably certain that the Company will exercise the option or terminate the lease. Reassessment of the lease term occurs when there is a significant event or a significant change in circumstances that is within the control of the Company that directly affects whether the Company is reasonably certain to exercise or not to exercise an option to extend or terminate the lease or to purchase the underlying asset.

Contractual specifications and requirements may be modified.  The Company considers contract modifications to exist when the modification includes a change to the contractual terms, scope of the lease or the consideration given.  In the event that the right to use an additional asset is granted and the lease payments associated with the additional asset are commensurate with the ROU asset’s standalone price, the modification is accounted for as a separate contract and the original contract remains unchanged.  In the event that a single lease is modified, the Company reassessed the classification of the modified lease as of the effective date of the modification based on the modified terms and accounts for initial direct costs, lease incentives and any other payments made to or by the Company in connection with the modification in the same manner that items would be accounted for in connection with a new lease.  If there is an additional ROU asset included, the lease term is extended or reduced, or the consideration is the only change in the contract, the Company reallocates the remaining consideration in the contract and remeasures the lease liability using a discount rate determined at the effective date of the modification.  The remeasured lease liability for the modified lease is an adjustment to the corresponding ROU asset and does not impact the Consolidated Statements of Operations.  In the event of a full or partial termination, the carrying value of the ROU asset decreases on a basis proportionate to the full or partial termination and any difference between the reduction in the lease liability and the proportionate reduction of the ROU asset is recognized as a gain or loss at the effective date of the modification.

The Company elected not to recognize short-term leases on its balance sheet and continues to expense such leases.  The Company also elected the practical expedient allowing the Company to account for each separate lease component of a contract and its associated non-lease component as a single lease component.  This practical expedient was applied to all underlying asset classes.  Variable lease expense was not material.

The components of lease expense for the year ended December 31, 2019 was as follows.

2019
Operating lease cost	$20.4

Finance lease cost
Amortization of right-of-use assets	$1.4
Interest on lease liabilities	1.6
Total finance lease cost	$3.0

Short-term lease cost	$1.7

Supplemental cash flow information related to leases for the year ended December 31, 2019 was as follows.

2019
Supplemental Cash Flows Information
Cash Paid for Amounts Included in the Measurement of Lease Liabilities
Operating cash flows from operating leases	$20.3
Operating cash flows from finance leases	$1.6
Financing cash flows from finance leases	$0.9
Leased Assets Obtained in Exchange for New Operating Lease Liabilities	$8.0

Supplemental balance sheet information related to leases was as follows.

December 31, 2019
Operating leases
Other assets	$53.8

Accrued liabilities	17.1
Other liabilities	41.0
Total operating lease liabilities	$58.1

Finance Leases
Property, plant and equipment	$16.9

Short-term borrowings and current maturities of long-term debt	0.7
Long-term debt, less current maturities	17.2
Total finance lease liabilities	$17.9

Weighted Average Remaining Lease Term (in years)
Operating leases	4.5
Finance leases	13.6

Weighted Average Discount Rate
Operating leases	2.3%
Finance leases	6.3%

Maturities of lease liabilities as of December 31, 2019 were as follows.

	Operating Leases	Finance Leases
2020	$18.0	$1.8
2021	13.6	1.8
2022	9.7	1.9
2023	6.9	1.9
2024	5.2	2.0
Thereafter	7.8	18.7
Total lease payments	$61.2	$28.1
Less imputed interest	(3.1)	(10.2)
Total	$58.1	$17.9

As of December 31, 2018, future minimum rental payments for operating leases for the five years subsequent to December 31, 2018 and thereafter were approximately $25.8 million, $19.5 million, $13.9 million, $7.7 million, $5.4 million and $9.4 million, respectively. As of December 31, 2018, future minimum rental payments for capital leases for the five years subsequent to December 31, 2018 and thereafter were approximately $0.8 million, $1.0 million, $1.1 million, $1.2 million, $1.4 million and $20.7 million, respectively.

Note 17:	Stock-Based Compensation Plans

The Company has outstanding stock-based compensation awards granted under the 2013 Stock Incentive Plan (“2013 Plan”) and the 2017 Omnibus Incentive Plan (“2017 Plan”).  Following the Company’s initial public offering, the Company grants stock-based compensation awards pursuant to the 2017 Plan and ceased granting new awards pursuant to the 2013 Plan.

2017 Omnibus Incentive Plan

In May 2017, the Company’s Board approved the 2017 Plan.  Under the terms of the Plan, the Company’s Board may grant up to 8.6 million stock based and other incentive awards. Any shares of common stock subject to outstanding awards granted under the Company’s 2013 plan that, after the effective date of the 2017 Plan, expire or are otherwise forfeited or terminated in accordance with their terms are also available for grant under the 2017 Plan.  All stock options were granted to employees, directors and advisors with an exercise price equal to the fair value of the Company’s per share common stock at the date of grant.  Stock option awards typically vest over four or five years and expire ten years from the date of grant.

2013 Stock Incentive Plan

The Company adopted the 2013 Plan on October 14, 2013 as amended on April 27, 2015 under which the Company had the ability to grant stock-based compensation awards to employees, directors and advisors.  The total number of shares available for grant under the 2013 Plan and reserved for issuance was 20.9 million shares.  All stock options were granted to employees, directors and advisors with an exercise price equal to the fair value of the Company’s per share common stock at the date of grant.  Stock option awards vested over either five, four, or three years with 50% of each award vesting based on time and 50% of each award vesting based on the achievement of certain financial targets.

Prior to the Company’s initial public offering in May 2017, the Company had certain repurchase rights on stock acquired through the exercise of a stock option that created an implicit service period and created a condition in which an optionee did not receive the economic benefits of the option until the repurchase rights were eliminated. Before the elimination of the repurchase rights, no compensation expense was recorded for equity awards.  The Company recognized a liability for compensation expense measured at intrinsic value when it was probable that an employee would receive benefits under the terms of the plan due to the termination of employment.  The repurchase rights creating the implicit service period were eliminated at the initial public offering.

Stock-Based Compensation Expense

The Company recognized $19.2 million, $2.8 million and $77.6 million of stock-based compensation expense for the years ended December 31, 2019, 2018 and 2017.

For the year ended December 31, 2019, the $19.2 million of stock-based compensation expense included expense for modifications of certain equity awards for certain former employees of $1.0 million, expense for equity awards granted under the 2013 Plan and 2017 Plan of $10.2 million and an increase in the liability for stock appreciation rights (“SAR”) of $8.0 million. The $1.0 million of stock-based compensation expense for modifications provided continued vesting through scheduled vesting dates of certain equity awards for certain former employees.  These costs are included in “Cost of sales” and “Selling and administrative expenses” in the Consolidated Statements of Operations.

For the year ended December 31, 2018, the $2.8 million of stock-based compensation expense included expense for modifications of equity awards for certain former employees of $3.8 million and expense for equity awards granted under the 2013 Plan and 2017 Plan of $7.2 million reduced by a benefit for a reduction in the liability for SARs of $8.2 million.  The $3.8 million of stock-based compensation expense for modifications provided continued vesting through scheduled vesting dates and extended expiration dates for certain former employees.  The incremental stock-based compensation was determined using the Black-Scholes option pricing model based on assumptions which included expected lives of 1.0 to 1.3 years, a risk-free rate of 2.0%, assumed volatility of 26.8% to 27.3% and an expected dividend rate of 0.0%.

For the year ended December 31, 2017, the Company recognized stock-based compensation expense of approximately $77.6 million.

As of December 31, 2019, there was $30.0 million of total unrecognized compensation expense related to outstanding stock options and restricted stock awards.

SARs, granted under the 2013 Plan are expected to be settled in cash and are accounted for as liability awards.  As of December 31, 2019 and 2018, a liability of approximately $7.8 million and $7.9 million, respectively, for SARs was included in “Accrued liabilities” in the Consolidated Balance Sheets.

Stock Option Awards

A summary of the Company’s stock option (including SARs) activity for the year ended December 31, 2019 is presented in the following table (underlying shares in thousands).

Stock-Based Compensation Awards
	Shares	Weighted-Average Exercise Price (per share)	Wtd. Avg. Remaining Contractual Term (years)	Aggregate Intrisic Value of In-The-Money Options (in millions)
Outstanding at December 31, 2018	12,352	$10.93
Granted	1,141	$27.45
Excercised or Settled	(5,222)	$8.83
Forfeited	(226)	$27.46
Expired	(17)	$31.61
Outstanding at December 31, 2019	8,028	$14.14	5.9	$179.8
Vested at December 31, 2019	6,075	$9.93	5.0	$161.4

The per-share weighted average grant date fair value of stock options granted during the years ended December 31, 2019, 2018 and 2017 was $10.16, $13.67 and $9.16, respectively.

The total intrinsic value of stock options exercised was $109.8 million, $20.8 million and $5.8 million during the years ended December 31, 2019, 2018 and 2017, respectively.

The following assumptions were used to estimate the fair value of options and SARs granted during the years ended December 31, 2019, 2018 and 2017.

	2019	2018	2017
Assumptions
Expected life of options (in years)	6.3	7.0 - 7.5	5.0 - 6.3
Risk-free interest rate	1.7% - 2.6%	2.9% - 3.1%	1.9% - 2.1%
Assumed volatility	24.8% - 31.8%	31.1% - 35.4%	41.2% - 45.8%
Expected dividend rate	0.0%	0.0%	0.0%

Restricted Stock Unit Awards

A summary of the Company’s restricted stock unit activity for the year ended December 31, 2019 is presented in the following table (underlying shares in thousands).

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested as of December 31, 2018	362	$31.78
Granted	476	$27.82
Vested	(48)	$30.88
Forfeited	(71)	$30.51
Non-vested as of December 31, 2019	719	$29.31

Deferred Stock Units

Concurrent with the Company’s initial public offering in May of 2017, the Company’s Board authorized the grant of 5.5 million deferred stock units (“DSU”) to all permanent employees that had not previously received stock-based awards under the 2013 Plan.  While the DSUs vested immediately upon grant, they contained restrictions such that the employee may not sell or otherwise realize the economic benefits of the award until certain dates through May 2019.  $97.4 million of compensation expense for the DSU awards was recognized in the year ended December 31, 2017 and included in “Other operating expense, net” in the Consolidated Statements of Operations.

As of the date of the grant, the fair value of a DSU was determined to be $17.20 assuming a share price at the pricing date of the initial public offering of $20.00 and a discount for lack of marketability commensurate with the period of the sale restrictions.  The Company estimated the fair value of DSUs at the time of grant using the Finnerty discount for lack of marketability pricing model.  The model assumed a holding restriction period of 1.42 years and volatility of 51.5%.

Note 18:	Hedging Activities, Derivative Instruments and Credit Risk

Hedging Activities

The Company is exposed to certain market risks during the normal course of its business arising from adverse changes in interest rates and foreign currency exchange rates.  The Company selectively uses derivative financial instruments (“derivatives”), including foreign currency forward contracts and interest rate swaps, to manage the risks from fluctuations in foreign currency exchange rates and interest rates, respectively.  The Company does not purchase or hold derivatives for trading or speculative purposes.  Fluctuations in interest rates and foreign currency exchange rates can be volatile, and the Company’s risk management activities do not totally eliminate these risks.  Consequently, these fluctuations could have a significant effect on the Company’s financial results.

The Company’s exposure to interest rate risk results primarily from its variable-rate borrowings.  The Company manages its debt centrally, considering tax consequences and its overall financing strategies.  The Company manages its exposure to interest rate risk by using pay-fixed interest rate swaps as cash flow hedges of variable rate debt in order to adjust the relative fixed and variable proportions.

A substantial portion of the Company’s operations is conducted by its subsidiaries outside of the United States in currencies other than the USD.  Almost all of the Company’s non-U.S. subsidiaries conduct their business primarily in their local currencies, which are also their functional currencies. Other than the USD, the EUR, GBP, and Chinese Renminbi are the principal currencies in which the Company and its subsidiaries enter into transactions.  The Company is exposed to the impacts of changes in foreign currency exchange rates on the translation of its non-U.S. subsidiaries’ assets, liabilities and earnings into USD.  The Company has certain U.S. subsidiaries borrow in currencies other than the USD.

The Company and its subsidiaries are also subject to the risk that arises when they, from time to time, enter into transactions in currencies other than their functional currency.  To mitigate this risk, the Company and its subsidiaries typically settle intercompany trading balances monthly. The Company also selectively uses forward currency contracts to manage this risk. These contracts for the sale or purchase of European and other currencies generally mature within one year.
Derivative Instruments

The following table summarizes the notional amounts, fair values and classification of the Company’s outstanding derivatives by risk category and instrument type within the Consolidated Balance Sheets as of December 31, 2019 and December 31, 2018.

	December 31, 2019
Derivative Classification		Notional Amount (1)	Fair Value (1) Other Current Assets	Fair Value (1) Other Assets	Fair Value (1) Accrued Liabilities	Fair Value (1) Other Liabilities

Derivatives Designated as Hedging Instruments
Interest rate swap contracts	Cash Flow	$825.0	$—	$—	$13.1	$—
Derivatives Not Designated as Hedging Instruments
Foreign currency forwards	Fair Value	$55.2	$0.5	$—	$—	$—
Foreign currency forwards	Fair Value	$106.9	$—	$—	$0.5	$—

	December 31, 2018
Derivative Classification		Notional Amount (1)	Fair Value (1) Other Current Assets	Fair Value (1) Other Assets	Fair Value (1) Accrued Liabilities	Fair Value (1) Other Liabilities
Derivatives Designated as Hedging Instruments
Interest rate swap contracts	Cash Flow	$925.0	$—	$—	$11.2	$8.7
Derivatives Not Designated as Hedging Instruments
Foreign currency forwards	Fair Value	$143.3	$1.3	$—	$—	$—
Foreign currency forwards	Fair Value	$27.5	$—	$—	$0.1	$—

(1)
Notional amounts represent the gross contract amounts of the outstanding derivatives excluding the total notional amount of positions that have been effectively closed through offsetting positions.  The net gains and net losses associated with positions that have been effectively closed through offsetting positions but not yet settled are included in the asset and liability derivatives fair value columns, respectively.

Gains and losses on derivatives designated as cash flow hedges included in the Consolidated Statements of Comprehensive (Loss) Income for the years ended December 31, 2019, 2018 and 2017 are presented in the table below.

	2019	2018	2017
Interest Rate Swap Contracts
(Loss) gain recognized in AOCI on derivatives	$(7.4)	$10.1	$1.5
Loss reclassified from AOCI into income (effective portion)(1)	(15.6)	(14.5)	(18.5)
Loss reclassified from AOCI into income (missed forecast)(2)	—	(0.6)	—

(1)	Losses on derivatives reclassified from accumulated other comprehensive income (“AOCI”) into income were included in “Interest expense” in the Consolidated Statements of Operations.

(2)
In the third quarter of 2018, the Company used excess cash to pay down $150.0 million of its Dollar Term Loan Facility. Due to this unforecasted pay down of debt, the Company paid $2.7 million in the amendment of the interest rate swap contracts to reflect the updated forecasted cash flows. The updated forecasts caused certain hedged items to be deemed probable of not occurring in the future and thus, the Company accelerated the release of AOCI related to those hedged items. Losses reclassified from AOCI into income (missed forecast) were included in “Loss on extinguishment of debt” in the Consolidated Statements of Operations.

As of December 31, 2019, the Company was the fixed rate payor on four interest rate swap contracts that effectively fix the LIBOR-based index used to determine the interest rates charged on a total of $825.0 million of the Company’s LIBOR-based variable rate borrowings.  These contracts carry fixed rates ranging from 3.6% to 4.3% and expire in 2020.  These swap agreements qualify as hedging instruments and have been designated as cash flow hedges of forecasted LIBOR-based interest payments.  Based on LIBOR-based swap yield curves as of December 31, 2019, the Company expects to reclassify losses of $14.1 million out of AOCI into earnings during the next 12 months.  The Company’s LIBOR-based variable rate borrowings outstanding as of December 31, 2019 were $927.6 million and €601.2 million.

The Company had six foreign currency forward contracts outstanding as of December 31, 2019 with notional amounts ranging from $10.0 million to $56.1 million. These contracts are used to hedge the change in fair value of recognized foreign currency denominated assets or liabilities caused by changes in currency exchange rates.  The changes in the fair value of these contracts generally offset the changes in the fair value of a corresponding amount of the hedged items, both of which are included within “Other operating expense, net” in the Consolidated Statements of Operations.  The Company’s foreign currency forward contracts are subject to master netting arrangements or agreements between the Company and each counterparty for the net settlement of all contracts through a single payment in a single currency in the event of default on or termination of any one contract with that certain counterparty.  It is the Company’s practice to recognize the gross amounts in the Consolidated Balance Sheets.  The amount available to be netted is not material.

The Company’s (losses) gains on derivative instruments not designated as accounting hedges and total net foreign currency transaction (losses) gains for the years ended December 31, 2019, 2018 and 2017 were as follows.

	2019	2018	2017
Foreign currency forward contracts (losses) gains	$(4.9)	$5.2	$(7.0)
Total foreign currency transaction (losses) gains, net	(8.1)	1.9	(9.3)

The Company has a significant investment in consolidated subsidiaries with functional currencies other than the USD, particularly the EUR. On August 17, 2017, the Company designated the €615.0 million Euro Term Loan as a hedge of the Company’s net investment in subsidiaries with EUR functional currencies. As of December 31, 2019, the Euro Term Loan of €601.2 million remained designated.

The Company’s gains, net of income tax, associated with changes in the value of debt for the years ended December 31, 2019 and 2018, and the net balance of such gains included in accumulated other comprehensive (loss) income as of December 31, 2019 and 2018 were as follows.

	2019	2018
Gain, net of income tax, recorded through other comprehensive income	$12.0	$24.4
Balance included in accumulated other comprehensive (loss) income as of December 31, 2019 and 2018, respectively	75.8	56.5

With the exception of the cash proceeds from the termination of the cross currency interest rate swap contracts described earlier, all cash flows associated with derivatives are classified as operating cash flows in the Consolidated Statements of Cash Flows.

There were no off-balance sheet derivative instruments as of December 31, 2019 or 2018.

Credit Risk

Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable. Because the notional amount of the derivative instruments only serves as a basis for calculating amounts receivable or payable, the risk of loss with any counterparty is limited to a fraction of the notional amount. The Company minimizes the credit risk related to derivatives by transacting only with multiple, high-quality counterparties that are major financial institutions with investment-grade credit ratings. The Company has not experienced any financial loss as a result of counterparty nonperformance in the past. The majority of the derivative contracts to which the Company is a party, settle monthly or quarterly, or mature within one year. Because of these factors, the Company believes it has minimal credit risk related to derivative contracts as of December 31, 2019.

Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and industries to which the Company’s products and services are sold, as well as their dispersion across many different geographic areas. As a result, the Company does not believe it has any significant concentrations of credit risk as of December 31, 2019 or 2018.

Note 19:	Fair Value Measurements

A financial instrument is defined as cash or cash equivalents, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from another party.  The Company’s financial instruments consist primarily of cash and cash equivalents, trade accounts receivables, trade accounts payables, deferred compensation assets and obligations, derivatives and debt instruments.  The carrying values of cash and cash equivalents, trade accounts receivables, trade accounts payables, and variable rate debt instruments are a reasonable estimate of their respective fair values.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or more advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.  The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows.

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities as of the reporting date.

Level 2
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar  assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities as of the reporting date.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company assessed indefinite-lived intangible assets, trademarks, in conjunction with the 2019 and 2018 annual goodwill impairment tests.  The valuation of trademarks was based upon current sales projections and the relief from royalty method was applied.  No impairment charges were recorded as a result of these analyses. Each trademark carrying value was in excess of its fair value for the 2019 and 2018 annual goodwill impairment tests.

The Company assessed indefinite-lived intangible assets, trademarks, in conjunction with the 2017 annual goodwill impairment test.  The valuation of trademarks was based upon current sales projections and the relief from royalty method was applied.  As a result of this analysis, trademarks with carrying amounts aggregating to $36.7 were written down to their estimated fair value of $35.2 million.  These represented Level 3 assets measured on a nonrecurring basis subsequent to their original recognition.  This resulted in a total non-cash impairment charge of $1.5 million.  The fair value was determined using the relief from royalty method.

Refer to Note 1 “Summary of Significant Accounting Policies” for a discussion of the valuation assumptions utilized in the valuation of goodwill and indefinite-lived intangible assets.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis.

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Financial Assets
Foreign currency forwards(1)	$—	$0.5	$—	$0.5
Trading securities held in deferred compensation plan(2)	7.3	—	—	7.3
Total	$7.3	$0.5	$—	$7.8
Financial Liabilities
Foreign currency forwards(1)	$—	$0.5	$—	$0.5
Interest rate swaps(3)	—	13.1	—	13.1
Deferred compensation plan(2)	7.3	—	—	7.3
Total	$7.3	$13.6	$—	$20.9

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Financial Assets
Foreign currency forwards(1)	$—	$1.3	$—	$1.3
Trading securities held in deferred compensation plan(2)	5.8	—	—	5.8
Total	$5.8	$1.3	$—	$7.1
Financial Liabilities
Foreign currency forwards(1)	$—	$0.1	$—	$0.1
Interest rate swaps(3)	—	19.9	—	19.9
Deferred compensation plan(2)	5.8	—	—	5.8
Total	$5.8	$20.0	$—	$25.8

(1)	Based on calculations that use readily observable market parameters as their basis, such as spot and forward rates.

(2)	Based on the quoted price of publicly traded mutual funds which are classified as trading securities and accounted for using the mark-to-market method.

(3)
Measured as the present value of all expected future cash flows based on the LIBOR-based swap yield curves as of December 31, 2019.  The present value calculation uses discount rates that have been adjusted to reflect the credit quality of the Company and its counterparties.

Note 20:	Contingencies

The Company is a party to various legal proceedings, lawsuits and administrative actions, which are of an ordinary or routine nature for a company of its size and sector. The Company believes that such proceedings, lawsuits and administrative actions will not materially adversely affect its operations, financial condition, liquidity or competitive position. A more detailed discussion of certain of these proceedings, lawsuits and administrative actions is set forth below.

Asbestos and Silica Related Litigation

The Company has been named as a defendant in a number of asbestos-related and silica-related personal injury lawsuits. The plaintiffs in these suits allege exposure to asbestos or silica from multiple sources and typically the Company is one of approximately 25 or more named defendants.

Predecessors to the Company sometimes manufactured, distributed and/or sold products allegedly at issue in the pending asbestos and silica-related lawsuits (the “Products”). However, neither the Company nor its predecessors ever mined, manufactured, mixed, produced or distributed asbestos fiber or silica sand, the materials that allegedly caused the injury underlying the lawsuits. Moreover, the asbestos-containing components of the Products, if any, were enclosed within the subject Products.

Although the Company has never mined, manufactured, mixed, produced or distributed asbestos fiber or silica sand nor sold products that could result in a direct asbestos or silica exposure, many of the companies that did engage in such activities or produced such products are no longer in operation. This has led to law firms seeking potential alternative companies to name in lawsuits where there has been an asbestos or silica related injury.

The Company believes that the pending and future asbestos and silica-related lawsuits are not likely to, in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or liquidity, based on: the Company’s anticipated insurance and indemnification rights to address the risks of such matters; the limited potential asbestos exposure from the Products described above; the Company’s experience that the vast majority of plaintiffs are not impaired with a disease attributable to alleged exposure to asbestos or silica from or relating to the Products or for which the Company otherwise bears responsibility; various potential defenses available to the Company with respect to such matters; and the Company’s prior disposition of comparable matters. However, inherent uncertainties of litigation and future developments, including, without limitation, potential insolvencies of insurance companies or other defendants, an adverse determination in the Adams County Case (discussed below), or other inability to collect from the Company’s historical insurers or indemnitors, could cause a different outcome. While the outcome of legal proceedings is inherently uncertain, based on presently known facts, experience, and circumstances, the Company believes that the amounts accrued on its balance sheet are adequate and that the liabilities arising from the asbestos and silica-related personal injury lawsuits will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity. “Accrued liabilities” and “Other liabilities” in the Consolidated Balance Sheets include a total litigation reserve of $118.1 million and $105.8 million as of December 31, 2019 and December 31, 2018, respectively, with regards to potential liability arising from the Company’s asbestos-related litigation. Asbestos related defense costs are excluded from the asbestos claims liability and are recorded separately as services are incurred. In the event of unexpected future developments, it is possible that the ultimate resolution of these matters may be material to the Company’s consolidated financial position, results of operation or liquidity.

The Company has entered into a series of agreements with certain of its or its predecessors’ legacy insurers and certain potential indemnitors to secure insurance coverage and/or reimbursement for the costs associated with the asbestos and silica-related lawsuits filed against the Company. The Company has also pursued litigation against certain insurers or indemnitors, where necessary. The Company has an insurance recovery receivable for probable asbestos related recoveries of approximately $122.4 million and $103.0 million as of December 31, 2019 and December 31, 2018, respectively, which was included in “Other assets” in the Consolidated Balance Sheets. During the year ended December 31, 2018, the Company received asbestos related insurance recoveries of $14.4 million, of which $6.2 million related to the recovery of indemnity payments, and was recorded as a reduction of the insurance recovery receivable in “Other assets” in the Consolidated Balance Sheets, and $8.2 million related to the reimbursement of previously expensed legal defense costs, and was recorded as a reduction of “Selling and administrative expenses” in the Consolidated Statements of Operations.

The largest such recent action, Gardner Denver, Inc. v. Certain Underwriters at Lloyd’s, London, et al., was filed on July 9, 2010, in the Eighth Judicial Circuit, Adams County, Illinois, as case number 10-L-48 (the “Adams County Case”). In the lawsuit, the Company seeks, among other things, to require certain excess insurer defendants to honor their insurance policy obligations to the Company, including payment in whole or in part of the costs associated with the asbestos-related lawsuits filed against the Company. In October 2011, the Company reached a settlement with one of the insurer defendants, which had issued both primary and excess policies, for approximately the amount of such defendant’s policies that were subject to the lawsuit. Since then, the case has been proceeding through the discovery and motions process with the remaining insurer defendants. On January 29, 2016, the Company prevailed on the first phase of that discovery and motions process (“Phase I”). Specifically, the Court in the Adams County Case ruled that the Company has rights under all of the policies in the case, subject to their terms and conditions, even though the policies were sold to the Company’s former owners rather than to the Company itself. On June 9, 2016, the Court denied a motion by several of the insurers who sought permission to appeal the Phase I ruling immediately rather than waiting until the end of the whole case as is normally required. The case is now proceeding through the discovery process regarding the remaining issues in dispute (“Phase II”).

A majority of the Company’s expected future recoveries of the costs associated with the asbestos-related lawsuits are the subject of the Adams County Case.

The amounts recorded by the Company for asbestos-related liabilities and insurance recoveries are based on currently available information and assumptions that the Company believes are reasonable based on an evaluation of relevant factors. The actual liabilities or insurance recoveries could be higher or lower than those recorded if actual results vary significantly from the assumptions. There are a number of key variables and assumptions including the number and type of new claims to be filed each year, the resolution or outcome of these claims, the average cost of resolution of each new claim, the amount of insurance available, allocation methodologies, the contractual terms with each insurer with whom the Company has reached settlements, the resolution of coverage issues with other excess insurance carriers with whom the Company has not yet achieved settlements, and the solvency risk with respect to the Company’s insurance carriers. Other factors that may affect the future liability include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, legal rulings that may be made by state and federal courts, and the passage of state or federal legislation. The Company makes the necessary adjustments for the asbestos liability and corresponding insurance recoveries on an annual basis unless facts or circumstances warrant assessment as of an interim date.

Environmental Matters

The Company has been identified as a potentially responsible party (“PRP”) with respect to several sites designated for cleanup under U.S. federal “Superfund” or similar state laws that impose liability for cleanup of certain waste sites and for related natural resource damages. Persons potentially liable for such costs and damages generally include the site owner or operator and persons that disposed or arranged for the disposal of hazardous substances found at those sites. Although these laws impose joint and several liability on PRPs, in application the PRPs typically allocate the investigation and cleanup costs based upon the volume of waste contributed by each PRP. Based on currently available information, the Company was only a small contributor to these waste sites, and the Company has, or is attempting to negotiate, de minimis settlements for their cleanup. The cleanup of the remaining sites is substantially complete and the Company’s future obligations entail a share of the sites’ ongoing operating and maintenance expense. The Company is also addressing four on-site cleanups for which it is the primary responsible party. Three of these cleanup sites are in the operation and maintenance stage and one is in the implementation stage.

The Company has undiscounted accrued liabilities of $6.6 million and $6.9 million as of December 31, 2019 and December 31, 2018, respectively, on its Consolidated Balance Sheets to the extent costs are known or can be reasonably estimated for its remaining financial obligations for the environmental matters discussed above and does not anticipate that any of these matters will result in material additional costs beyond amounts accrued. Based upon consideration of currently available information, the Company does not anticipate any material adverse effect on its results of operations, financial condition, liquidity or competitive position as a result of compliance with federal, state, local or foreign environmental laws or regulations, or cleanup costs relating to these matters.

Note 21:	Other Operating Expense

The components of “Other operating expense, net” for the years ended December 31, 2019, 2018 and 2017 were as follows.

	For the Years Ended December 31,
	2019	2018	2017
Other Operating Expense, Net
Foreign currency transaction losses (gains), net	$8.1	$(1.9)	$9.3
Restructuring charges (1)	17.1	12.7	5.3
Environmental remediation expenses (2)	0.1	—	0.9
Shareholder litigation settlement recoveries (3)	(6.0)	(9.5)	—
Acquisition related expenses and non-cash charges (4)	53.8	9.8	3.4
(Gains) losses on asset and business disposals	0.8	(1.1)	0.8
Other, net (5)	1.8	(0.9)	202.4
Total other operating expense, net	$75.7	$9.1	$222.1

Certain prior period amounts have been reclassified to conform to the current period presentation.

(1)	See Note 4 “Restructuring.”

(2)	Estimated environmental remediation costs recorded on an undiscounted basis for a former production facility.

(3)	Represents insurance recoveries of the Company’s shareholder litigation settlement in 2014.

(4)
Represents costs associated with successful and/or abandoned acquisitions, including third-party expenses, post-closure integration costs (including certain incentive and non-incentive cash compensation costs), and non-cash charges and credits arising from fair value purchase accounting adjustments.

(5)
Includes stock-based compensation expense recognized for the year ended December 31, 2017 for stock options outstanding of $77.6 million.  Prior to the initial public offering in May 2017, no compensation expense was recorded.  As of the initial public offering in May 2017, repurchase rights that created the implicit service period were eliminated and expense for the period from grant until the initial public offering were recognized in May 2017.  Also in May 2017, DSUs were granted to employees at the date of the initial public offering of $97.4 million under the 2013 Stock Incentive Plan and employer taxes related to the DSUs granted to employees at the date of the initial public offering of $19.2 million.

Note 22:	Segment Reporting

A description of the Company’s three reportable segments, including the specific products manufactured and sold follows below.

In the Industrial Technologies and Services segment, the Company designs, manufactures, markets and services a broad range of compression and vacuum equipment as well as fluid transfer equipment and loading systems. The Company’s compression and vacuum products are used worldwide in industrial manufacturing, transportation, chemical processing, food and beverage production, energy, environmental and other applications.  In addition to equipment sales, the Company offers a broad portfolio of service options tailored to customer needs and complete range of aftermarket parts, air treatment equipment, controls and other accessories.  The Company’s engineered loading systems and fluid transfer equipment ensure the safe handling and transfer of crude oil, liquefied natural gas, compressed natural gas, chemicals, and bulk materials.

In the Precision and Science Technologies segment, the Company designs, manufactures and markets a broad range of highly specialized gas, liquid and precision syringe pumps and compressors primarily for use in the medical, laboratory and biotechnology end markets.  The Company’s customers are mainly medium and large durable medical equipment suppliers that integrate its products into their final equipment for use in applications such as oxygen therapy, blood dialysis, patient monitoring, wound treatment and others.

In the High Pressure Solutions segment, the Company designs, manufactures, markets and services a diverse range of positive displacement pumps, integrated systems and associated aftermarket parts, consumables and services.  Its positive displacement pump offering includes mission-critical oil and gas drilling pumps, frac pumps and well servicing pumps, in addition to sales of associated consumables used in the operation of the Company’s pumps and aftermarket parts, consumables and services.  The products the Company sells into upstream energy applications are highly aftermarket-intensive and so the Company supports these products in the field with one of the industry’s most comprehensive service networks.  The Company’s customers provide drilling, completions and well services to oil and gas operators, particularly in the major basins and plays in the North American land market.  The Company is one of the leading suppliers in these upstream energy applications and has long-standing customer relationships.

The Chief Operating Decision Maker (“CODM”) evaluates the performance of the Company’s reportable segments based on, among other measures, Segment Adjusted EBITDA. Management closely monitors the Segment Adjusted EBITDA of each reportable segment to evaluate past performance and actions required to improve profitability. Inter-segment sales and transfers are not significant. Administrative expenses related to the Company’s corporate offices and shared service centers in the United States and Europe, which includes transaction processing, accounting and other business support functions, are allocated to the business segments. Certain administrative expenses, including senior management compensation, treasury, internal audit, tax compliance, certain information technology, and other corporate functions, are not allocated to the business segments.

The following table provides summarized information about the Company’s operations by reportable segment and reconciles Segment Adjusted EBITDA to Income (Loss) Before Income Taxes for the years ended December 31, 2019, 2018 and 2017. In the three month period ended March 31, 2020, the Company changed its measurement methodology of Segment Adjusted EBITDA. Segment Adjusted EBITDA and the reconciliation to Income (Loss) Before Income taxes was revised in the below table to conform to the updated methodology.

	2019	2018	2017
Revenue
Industrial Technologies and Services	$1,700.9	$1,739.6	$1,565.4
Precision and Science Technologies	316.6	280.2	230.2
High Pressure Solutions	434.4	670.0	579.8
Total Revenue	$2,451.9	$2,689.8	$2,375.4
Segment Adjusted EBITDA
Industrial Technologies and Services	$391.4	$393.6	$355.3
Precision and Science Technologies	95.8	80.7	62.2
High Pressure Solutions	117.0	227.8	183.7
Total Segment Adjusted EBITDA	604.2	702.1	601.2
Less items to reconcile Segment Adjusted EBITDA to Income (Loss) Before Income Taxes
Corporate expenses not allocated to segments(1)	42.5	18.7	45.4
Interest expense	88.9	99.6	140.7
Depreciation and amortization expense	178.1	180.4	173.8
Impairment of other intangible assets(2)	—	—	1.6
KKR fees and expenses(3)	—	—	17.3
Restructuring and related business transformation costs(4)	25.6	38.8	24.7
Acquisition related expenses and non-cash charges(5)	54.6	16.7	4.1
Environmental remediation loss reserve(6)	0.1	—	0.9
Expenses related to public stock offerings(7)	—	2.9	4.1
Establish public company financial reporting compliance(8)	0.6	4.3	8.1
Stock-based compensation(9)	20.7	(2.8)	194.2
Loss on extinguishment of debt(10)	0.2	1.1	84.5
Foreign currency transaction losses (gains), net	8.1	(1.9)	9.3
Shareholder litigation settlement recoveries(11)	(6.0)	(9.5)	—
Other adjustments(12)	(0.1)	4.3	5.2
Income (Loss) Before Income Taxes	$190.9	$349.5	$(112.7)

(1)	Includes insurance recoveries of asbestos legal fees of $8.2 million in the year ended December 31, 2018.

(2)	Represents non-cash charges for impairment of intangible assets other than goodwill.

(3)	Represents management fees and expenses paid to KKR.

(4)	Restructuring and related business transformation costs consist of the following.

	Year Ended December 31,
	2019	2018	2017
Restructuring charges	$17.1	$12.7	$5.3
Severance, sign-on, relocation and executive search costs	2.5	4.1	3.5
Facility reorganization, relocation and other costs	2.4	3.1	5.3
Information technology infrastructure transformation	1.2	0.8	5.2
Losses (gains) on asset and business disposals	0.8	(1.1)	0.8
Consultant and other advisor fees	0.3	14.1	1.7
Other, net	1.3	5.1	2.9
Total restructuring and related business transformation costs	$25.6	$38.8	$24.7

(5)
Represents costs associated with successful and/or abandoned acquisitions, including third-party expenses, post-closure integration costs (including certain incentive and non-incentive cash compensation costs) and non-cash charges and credits arising from fair value purchase accounting adjustments.

(6)	Represents estimated environmental remediation costs and losses relating to a former production facility.

(7)	Represents expenses related to the Company’s initial stock offering and subsequent secondary offerings.

(8)
Represents third-party expenses to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the new accounting standards (ASC 606 – Revenue from Contracts with Customers and ASC 842 – Leases) in the first quarter of 2018 and 2019, respectively, one year ahead of the required adoption dates for a private company.

(9)	Represents stock-based compensation expense recognized for stock options outstanding for the year ended December 31, 2019 of $19.2 million and associated employer taxes of $1.5 million.

Represents stock-based compensation expense recognized for stock options outstanding for the year ended December 31, 2018 of $2.8 million, reduced by $5.6 million primarily due to a decrease in the estimated accrual for employer taxes related to DSUs as a result of a lower per share stock price.

Represents stock-based compensation expense recognized for the year ended December 31, 2017 for stock options outstanding of $77.6 million and DSUs granted to employees at the date of the initial public offering of $97.4 million and employer taxes related to DSUs granted to employees at the date of the initial public offering of $19.2 million.

(10)
Represents losses on the extinguishment of a portion of the U.S. Term Loan and the refinancing of the Original Dollar Term Loan Facility and the Original Euro Term Loan Facility as well as losses reclassified from AOCI into income related to the amendment of the interest rate swaps in conjunction with the debt repayment.

(11)	Represents insurance recoveries of the Company’s shareholder litigation settlement in 2014.

(12)
Includes (i) non-cash impact of net LIFO reserve adjustment, (ii) effects of amortization of prior service costs and amortization of losses in pension and other postretirement benefits (“OPEB”) expense, (iii) certain legal and compliance costs and (iv) other miscellaneous adjustments.

The following tables provide summarized information about the Company’s reportable segments.

Identifiable Assets

	2019	2018	2017
Industrial Technologies and Services	$2,729.7	$2,806.6	$2,858.7
Precision and Science Technologies	558.4	570.0	516.9
High Pressure Solutions	813.5	882.3	846.4
Total	4,101.6	4,258.9	4,222.0
General corporate (unallocated)	526.8	228.2	399.2
Total identifiable assets	$4,628.4	$4,487.1	$4,621.2

Depreciation and Amortization Expense

	2019	2018	2017
Industrial Technologies and Services	$123.9	$128.3	$121.3
Precision and Science Technologies	26.2	23.9	22.6
High Pressure Solutions	28.0	28.2	29.9
Total depreciation and amortization expense	$178.1	$180.4	$173.8

Capital Expenditures

	2019	2018	2017
Industrial Technologies and Services	$31.5	$35.3	$37.8
Precision and Science Technologies	5.5	4.9	9.0
High Pressure Solutions	6.2	12.0	10.0
Total capital expenditures	$43.2	$52.2	$56.8

The following table presents property, plant and equipment by geographic region for the years ended December 31, 2019, 2018 and 2017.

	Property, Plant and Equipment, net
	2019	2018	2017
United States	$179.6	$199.9	$198.4
Other Americas	5.9	6.3	6.8
Total Americas	185.5	206.2	205.2
EMEA(1)	117.3	126.3	132.3
Asia Pacific	23.8	24.1	25.7
Total	$326.6	$356.6	$363.2

(1)	Europe, Middle East and Africa (“EMEA”)

Note 23:	Related Party

Affiliates of KKR participated as (i) a lender in the Company’s Senior Secured Credit Facilities discussed in Note 10 “Debt,” (ii) an underwriter in the Company’s initial public offering and its secondary offering by certain selling stockholders in May 2018, and (iii) a provider of services for the fiscal years 2019 and 2017 debt refinancing transactions.  KKR held a position in the Euro Term Loan Facility of €49.0 million and €33.5 million as of December 31, 2019 and 2018, respectively.  KKR Capital Markets LLC, an affiliate of KKR, acted as an underwriter in connection with the initial public offering of the Company’s stock and received underwriter discounts and commissions of approximately $8.9 million for the year ended December 31, 2017. In May 2018, KKR Capital Markets LLC acted as an underwriter in connection with the secondary offering of the Company’s stock by certain selling stockholders and received underwriter discounts and commissions of approximately $5.2 million. In June 2019, KKR Capital Markets LLC was the joint lead arranger and bookrunner of Amendment No. 4 to the Credit Agreement and earned $0.4 million in structuring fees for their involvement in the Amendment. In August 2017, KKR Capital Markets LLC received $1.5 million for services rendered in connection with the debt refinancing transaction.

The Company entered into a monitoring agreement, dated July 30, 2013, with KKR pursuant to which KKR will provide management, consulting and financial advisory services to the Company and its divisions, subsidiaries, parent entities and controlled affiliates.  Under the terms of the monitoring agreement the Company was, among other things, obligated to pay KKR (or such affiliate(s) as KKR designates) an aggregate annual management fee in the initial annual amount of $3.5 million, payable in arrears at the end of each fiscal quarter, plus upon request all reasonable out of pocket expenses incurred in connection with the provision of services under the agreement.  The management fee increased at a rate of 5% per year effective on January 1, 2014.  In connection with the Company’s initial public offering, the monitoring agreement was terminated in accordance with its terms and the Company paid a termination fee of $16.2 million during the year ended December 31, 2017 which was included in “Selling and administrative expenses” in the Consolidated Statements of Operations.  Prior to the termination of the monitoring agreement, the Company incurred management fees to KKR of $1.1 million for the year ended December 31, 2017.

Note 24:	Earnings Per Share

The computations of basic and diluted income per share are as follows.

	Years Ended December 31,
	2019	2018	2017
Net income attributable to Gardner Denver Holdings, Inc.	$159.1	$269.4	$18.4
Average shares outstanding
Basic	203.5	201.6	182.2
Diluted	208.9	209.1	188.4
Earnings per share
Basic	$0.78	$1.34	$0.10
Diluted	$0.76	$1.29	$0.10

For the years ended December 31, 2019, 2018 and 2017, there were 1.8 million, 0.8 million and 0.7 million anti-dilutive shares that were not included in the computation of diluted earnings per share.

Note 25:	Share Repurchase Program

On August 1, 2018, the Board of Directors of Gardner Denver authorized a share repurchase program pursuant to which the Company may repurchase up to $250.0 million of its common stock effective through July 31, 2020, the date on which the repurchase program will expire.  Under the repurchase program, Gardner Denver is authorized to repurchase shares through open market purchases, privately-negotiated transactions or otherwise in accordance with all applicable securities laws and regulations, including through Rule 10b5-1 trading plans and under Rule 10b-18 of the Securities Act of 1934.  The share repurchase program does not obligate Gardner Denver to acquire any particular amount of common stock, and it may be suspended or terminated at any time at the Company’s discretion.  The timing and amount of any purchases of common stock will be based on Gardner Denver’s liquidity, general business and market conditions, debt covenant restrictions and other factors, including alternative investment opportunities and Gardner Denver’s desire to repay indebtedness.

For the year ended December 31, 2018, the Company repurchased 1,203,178 shares under the August 1, 2018 program at a weighted average price of $24.31 per share for an aggregate value of $29.2 million. There were no shares repurchased under the August 1, 2018 program for the year ended December 31, 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Ingersoll Rand, Inc. (formerly Gardner Denver Holdings, Inc.)

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Gardner Denver Holdings, Inc., and subsidiaries (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes and Schedule I (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for leases in the year ended December 31, 2019 due to the adoption of Financial Accounting Standards Board ASU 2016-02, Leases (Topic 842) using the optional transition method with effect from January 1, 2019.

Basis for Opinions

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting not presented herein. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Asbestos-Related and Silica-Related Litigation - Liability and Insurance Recovery Receivable – Refer to Note 20 to the Financial Statements

Critical Audit Matter Description

The Company has been named as a defendant in a number of asbestos-related and silica-related personal injury lawsuits. The plaintiffs in these suits allege exposure to asbestos or silica from multiple sources and typically the Company is one of approximately 25 or more named defendants.  At December 31, 2019, the Company has recorded an estimated liability of $118.1 million with respect to the Company’s asbestos-related and silica-related litigation.  The Company uses a third-party actuary to assist in determining certain assumptions and in calculating the estimated liability. The estimated liability is based on currently available information and assumptions, including the estimated future number and type of new claims to be filed each year, the estimated future resolution or outcome of new and pending claims, and the estimated average cost of resolution of each new and pending claim.

The Company has entered into a series of agreements with certain of its or its predecessors’ legacy insurers and certain potential indemnitors to secure insurance coverage and/or reimbursement for the costs associated with the asbestos- and silica-related lawsuits filed against the Company. The Company has also pursued litigation against certain insurers or indemnitors, where necessary. The Company has an insurance recovery receivable for probable asbestos and silica-related recoveries of $122.4 million. The estimated asset is based on key variables and assumptions used to determine the recorded amounts, including the amount of insurance available, allocation methodologies, the resolution of coverage issues with other excess coverage carriers with whom the Company has not yet achieved settlements, and the solvency risk with respect to the Company’s insurance carriers.

We identified the liability for asbestos and silica litigation and the related insurance recovery receivable as a critical audit matter because of the significant judgments made by management to estimate the liability and related recoverability of insurance proceeds. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our actuarial and insurance recovery specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to estimated future claims development, the estimated resolution or outcome of these claims, the estimated average cost of resolution of each claim and, separately, the expected recoverability of claims through insurance.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the estimated liability for asbestos-related and silica-related litigation included the following, among others:

•
We tested the effectiveness of internal controls related to the estimated liability for asbestos-related and silica-related litigation, including those over the estimated future claims development, the estimated resolution or outcome of these claims, and the estimated average cost of resolution of each claim.

•	We evaluated the methods and assumptions used by the Company to determine the estimated liability by:

o
Testing the underlying claim and settlement cost data that served as inputs for the actuarial analysis, including testing historical and pending claims by comparing key attributes to accounting records and legal documents to assess the accuracy and completeness of the data.

o
With the assistance of our actuarial specialists, we evaluated whether the estimates of future claim numbers and types, the number of claims expected to be dismissed or sustained, and the estimated average cost of resolution used in the Company’s calculations were reasonable in relation to historical claim trends at the Company.

o
With the assistance of our actuarial specialists, we independently recalculated the liability based on the Company’s estimates of future claim numbers and types and assumptions of estimated future resolution or outcome of the claims and estimated average cost of resolution of each claim.

o
With the assistance of our actuarial specialists, we developed independent estimates of the liability using available third-party estimates of future claim numbers and types that we determined were reputable and widely-accepted in the industry and compared our independent estimates to the Company’s recorded liability.

Our audit procedures related to the insurance recovery receivable for probable asbestos and silica-related recoveries included the following, among others:

•	We tested the effectiveness of internal controls related to the insurance recovery receivable for probable asbestos and silica-related recoveries.

•
With the assistance of our insurance recovery specialists, we evaluated the Company’s analysis of the solvency of insurance carriers with policies with the Company or its predecessors.  With the assistance of these specialists, we read the Company’s analysis and supporting documentation of policy coverage by year as compared to estimated claims per year to assess the Company’s determination of coverage by claim year.  With the assistance of these specialists, we obtained legal opinions regarding recoverability that the Company had obtained from external counsel and read associated legal proceedings to evaluate the Company’s assessment of the probability of recovery.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, WI
February 26, 2020 (June 5, 2020 as to the effects of the change in reportable segments described in Note 22)

We have served as the Company's auditor since 2013.